As filed with the Securities and Exchange Commission on June 16, 2000
                                                   Registration No. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          Internet Law Library, Inc.
              (Exact Name of Registrant as specified in charter)

           Delaware                                  7370                          82-0277987
 (State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)            Classification Code Number)        Identification Number)

                         4301 Windfern Road, Suite 200
                             Houston, Texas 77041
                                (281) 600-6000
         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                              K. Charles Peterson
                                General Counsel
                         4301 Windfern Road, Suite 200
                             Houston, Texas 77041
                                (281) 600-6000
         (Name and Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                   Please send copies of communications to:
                                Stephen L. Sapp
                           Locke Liddell & Sapp LLP
                         2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                                (214) 740-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                               CALCULATION OF REGISTRATION FEE
===============================================================================================================================
       Title of each class of            Amount to be           Proposed maximum        Proposed maximum         Amount of
     Securities to be registered       registered/(1)(3)/       offering price per     aggregate offering       registration
                                                                   share/(2)/                price                  fee
Common Stock, par value $.001              6,454,975                $1.875                 $12,103,078             $3,196
===============================================================================================================================

(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 5,467,193 shares of our common stock which may be acquired by Cootes Drive LLC upon the conversion of shares of our Series A Convertible Preferred Stock and the exercise of presently outstanding warrants to purchase our common stock. As of June 9, 2000, Cootes Drive LLC was only entitled to acquire 1,506,984 shares of our common stock pursuant to the conversion of our preferred stock and the exercise of outstanding warrants. In addition, this registration statement also covers the resale of 200,000 shares issuable to Aspen Capital Partners, Inc. upon the exercise of outstanding warrants, and 787,782 shares of our common stock acquired by various other shareholders pursuant to consulting or acquisition agreements and prior stock purchases.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based on the average of the high and low sales price for the Common Stock as reported on the OTC Bulletin Board on June 13, 2000.
(3) In the event of a stock split, stock dividend or similar transaction involving our common stock to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with rule 416(a) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS



                          INTERNET LAW LIBRARY, INC.
                       6,454,975 Shares of Common Stock


     The selling stockholders identified in this prospectus may offer and resell up to 6,454,975 shares of our common stock under this prospectus. These shares have been, or will be, acquired by the selling stockholders pursuant to:

     . the conversion of shares of our Series A Convertible Preferred Stock and the exercise of warrants to purchase shares by Cootes Drive LLC in accordance with the terms of that certain Convertible Preferred Stock Purchase Agreement dated May 11, 2000, by and between Cootes Drive and us, and Warrant of the same date;
     . the exercise of warrants to purchase 200,000 shares by Aspen Capital Partners, Inc. in accordance with the terms of that certain Warrant dated May 19, 2000;
     . the exercise of options to purchase 500,000 shares by Frank Fisher and Steve Tebo under that certain Consulting and Option Agreement by and between ITIS, Inc., Frank Fisher and Steve Tebo dated January 22, 2000, as amended, and the prior purchase of 50,000 shares each by Frank Fisher and Steve Tebo;
     . the Contract for Sale of Stock dated November 8, 1999, by and between John R. Marsh, Ronald W. Hogan, Charles E. Bowen, Jr., and us; and
     . the Contract for Sale of Stock dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, Christina Brown, and us.

     We will not receive any proceeds from the sales of shares by the selling stockholders. The selling stockholders may sell their shares of common stock through public or private transactions, in the over-the-counter market with buyers, or otherwise. They may sell their shares at prevailing market prices or at prices privately negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due brokers or dealers. The amount of those commissions will be negotiated before the sales. We have agreed to pay all other offering expenses, excluding fees and expenses of counsel for the selling stockholders.

     Our common stock is quoted on the over-the-counter bulletin board under the symbol "ELAW." The closing price of our common stock on June 13, 2000 was $2.00 per share.

     An investment in our common stock involves a high degree of risk. You should carefully consider the matters set forth under "Risk Factors" starting on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is June __, 2000.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................   1
RISK FACTORS......................................................................................   2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS........................................  10
USE OF PROCEEDS...................................................................................  10
SELLING STOCKHOLDERS..............................................................................  10
PLAN OF DISTRIBUTION..............................................................................  12
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION..............................................  13
DESCRIPTION OF SECURITIES TO BE REGISTERED........................................................  13
MARKET INFORMATION................................................................................  14
SELECTED CONSOLIDATED FINANCIAL DATA..............................................................  15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............  16
BUSINESS..........................................................................................  20
PROPERTIES........................................................................................  30
LEGAL PROCEEDINGS.................................................................................  31
MANAGEMENT........................................................................................  31
CERTAIN TRANSACTIONS..............................................................................  38
PRINCIPAL STOCKHOLDERS............................................................................  39
SHARES ELIGIBLE FOR FUTURE SALE...................................................................  40
EXPERTS...........................................................................................  41
OTHER INFORMATION.................................................................................  41
LEGAL MATTERS.....................................................................................  41
WHERE YOU CAN FIND MORE INFORMATION...............................................................  41

                              PROSPECTUS SUMMARY

     This summary sets forth the material highlights of the information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in Internet Law Library, Inc., and you should read the entire prospectus carefully, especially the discussion of Risk Factors.

     The terms "Internet Law," "we," "our" and "us" refer to Internet Law Library, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

                             Internet Law Library

     We are a Delaware corporation that provides content through Internet sites with subscription access, licenses and transaction fees for databases through its wholly owned subsidiaries, National Law Library, Inc., GoverNet Affairs, Inc. and Brief Reporter, LLC, and database content, software, hardware and other support through its subsidiary, ITIS, Inc. The content of these databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available as are articles and litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation, and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. Customers using these Internet sites pay subscription fees to the operating subsidiaries under monthly, quarterly or annual subscription agreements or per-use licenses.

     Our principal executive offices are located at 4301 Windfern Road, Suite 200, Houston, Texas, 77041, and our telephone number is 281-600-6000.

                                 The Offering

Common stock offered by the us................................ 0 shares

Common stock offered by the selling stockholders.............. A maximum of 6,454,975 shares

Common stock outstanding as of June 9, 2000................... 30,145,761 shares

Offering Price................................................ Determined at the time of sale.

Use of proceeds............................................... We will not receive any proceeds from the sale of common stock by the selling stockholders.

OTC Bulletin Board symbol..................................... ELAW

     The shares outstanding as of June 9, 2000 do not include shares issuable upon conversion of our convertible preferred stock or upon exercise of any outstanding stock options and warrants.

     Cootes Drive LLC currently has the right to acquire approximately 1,506,984 shares of our common stock upon the conversion of shares of preferred stock and the exercise of outstanding warrants. However, pursuant to a registration rights agreement with Cootes, we are registering a total of 5,467,193 shares which they may be able to acquire based on the fluctuation of the conversion price of our convertible preferred stock. Cootes, together with any of its affiliates, may not beneficially own shares of our common stock in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following a conversion of preferred stock and/or exercise of warrants. Such restrictions may be waived by the holders of these securities as to themselves upon not less than 61 days' notice to us.

                                 RISK FACTORS

          This section discusses the most significant factors that make an investment in our common stock risky or speculative. You should carefully consider this information along with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.

Risks Particular to Internet Law

We have operated at a loss in recent periods and anticipate that losses will continue.

          At March 31, 2000, we had an accumulated deficit of $3,920,766. We had net operating losses of $2,139,939 during the period from November 30, 1998, the date of our inception, to December 31, 1999, the end of our fiscal year and $1,777,258 for the quarter ended March 31, 2000. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The competition in our industry is intense, our principal competitors have significantly greater resources than we do, and this competition may cause us to lose customers and prevent us from attracting new customers.

          The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian corporation, and LEXIS-NEXIS, which is owned by Reed-Elsevier, an Anglo-Dutch corporation. These competitors are both large, well-established companies. They offer databases that are similar to and larger than the databases that we offer. While we have provided legal information for approximately 18 months, West has been in operation for over 100 years and LEXIS has been in operation for over 25 years. Our competitors also have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products than we can. West and LEXIS have significant penetration in the large law firm market, a market in which we intend to compete. Also, both West and LEXIS maintain web sites that offer access to their legal databases. Although all of our legal information is in hypertext mark-up language, which is the standard format language used on the Internet, West and LEXIS are in the process of converting their legal information into hypertext mark-up language, which may enable them to better serve their customers.

          We also compete with other companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than we may be in capturing market share.

Availability of free information from Internet portal companies may lessen the demand for our products because we charge subscription fees for our products.

          While we are not a portal company, we compete with Internet portal companies that offer free access to government-sponsored and advertiser-supported sites that provide some of the same information that we provide. Substantial amounts of free legal information is also available over the Internet and from other sources, such as courts and other government agencies. This free information may lessen the demand for our products.

If we do not respond to rapid technological change and evolving industry standards in the web-based legal information market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.

          The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

The large law firm market is currently dominated by West Group and LEXIS-NEXIS, and we have significantly less experience in marketing online case law and statutes to large law firms, corporate legal departments and consumer markets, and our inability to penetrate these markets could impede our growth.

          Substantially all of our revenues for our case law, statutory and legal brief databases have been generated by sales of our products to individuals and small law firms. Our business strategy calls for increased sales to large law firms and legal departments of corporations. The large law firm market for electronic legal information is dominated, and is likely to be dominated for the near future, by West and LEXIS, our two principal competitors. West and LEXIS offer comprehensive state law databases for all 50 states, while we presently offer comprehensive state law databases for only six states. This could adversely affect our ability to penetrate the large law firm and corporate legal department markets. Moreover, we have significantly less experience designing products and serving the needs of large law firms, legal departments of corporations or consumers. Our inability to successfully market our products to large law firms, legal departments of corporations or consumers could impede our growth.

The loss of our relationships with courts and legislative bodies could adversely affect our business by increasing the time and expense required to convert legal information.

          We maintain databases consisting of federal and state court decisions, statutes, regulations, acts, administrative decisions, pending legislation, articles, forms and other legal information that has been provided to us by various entities. We have formal agreements with some, but not all, of these data providers. Our ability to maintain our relationships with courts, legislative bodies and our other data providers and to build new relationships with additional data providers is critical to the success of our business. If any of our sources significantly increase their fees, our costs of data acquisition could increase significantly. The loss of any relationships with data providers, or any significant increase in data acquisition costs, could materially increase our operating expenses.

Our limited operating history makes evaluating our business difficult.

          While Brief Reporter and ITIS have been in business for a number of years, we only commenced revenue-producing operations in January 1999. Accordingly, in the aggregate, we have a limited operating history upon which you can evaluate our business and prospects. You must consider the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including web-based legal information companies.

Our quarterly results of operations fluctuate, which could result in a lower price for our common stock.

          Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including the following:

          . introduction of new products or pricing programs by our competitors;

          .    difficulties in managing growth;

          . technical difficulties or system downtime affecting our web-based products;

          .    variations in spending patterns by lawyers;

          .    other business interruptions;

          . increases in selling and marketing expenses, as well as other operating expenses;

          . the amount and timing of costs associated with the development and maintenance of new database products;

          . economic conditions specific to the Internet or to the legal profession, as well as general economic conditions; and

          .    costs and risks associated with potential acquisitions.

          In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for electronic legal information, and this may affect our quarterly results. Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical results of operations may not be meaningful and you should not rely on them as an indication of our future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may be below the expectations of public market analysts and investors. This could adversely affect the price of our common stock.

We will require additional capital in the future, which may not be available to us.

          We will need to raise additional funds through public or private debt or equity financing. If we raise additional funds by issuing equity securities, you may suffer dilution in your holdings of our common stock. Also, adequate funds may not be available to us when we need them, or may not be available to us on favorable terms. In this case, we may be not be able to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

          Our future capital requirements will depend upon many factors, including the following:

          .    our costs to develop and maintain our legal databases;

          .    the rate at which we expand our operations;

          .    the extent to which we develop and upgrade our technology;

          .    the occurrence, timing, size and success of acquisitions; and

          .    the response of competitors to our service offerings.

We could be exposed to legal liability for inaccuracies in the information we provide because lawyers rely on the integrity of our databases when conducting their legal research.

          It is not possible for us to achieve 100% accuracy in the quality of the information we include in our legal databases. As a result, we may be subject to claims by our customers based on negligence or other theories relating to the legal information we distribute. These types of claims could be time-consuming and expensive to defend and could result in the diversion of our management's time and attention. While we maintain liability insurance and have agreements with our customers regarding these issues, we may not be fully protected against these types of claims.

Rapid growth in our business due to an increase in the number of customers subscribing to our web-based products could strain our operational and financial resources causing us to lose customers and increase our operating expenses.

          Since we began delivering our legal information databases over the Internet, we have experienced rapid growth in our operations. This growth has placed a strain on our financial resources. Increases in the volume of users of our computer system could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

          .    expand and upgrade our hardware and software systems;

          . expand and improve our operational and financial procedures, systems and controls;

          .    improve our financial and management information systems;

          .    expand, train and manage a larger workforce; and

          . improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

          We cannot assure you that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

If we do not increase awareness of our brand name, our ability to reach new customers will be limited.

          Our future success will depend, in part, on our ability to increase awareness of our brand name and our web site. To do so, we must succeed in our marketing efforts, provide high-quality products and services and increase traffic to our web site. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

System failures could be harmful to our reputation by interrupting our ability to provide services through our web site.

          The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to deliver our products to our customers, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. We also face the risk of a security breach of our computer system, which could disrupt the distribution of our legal information. The number of visits to our web site has been increasing, and further increases in traffic on our web site could strain our systems and increase the likelihood of system failures. Damage to our computer system could delay or prevent delivery of our products and result in the loss of our customers. Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Our computer and communications hardware is located at several facilities, and the loss of any of this hardware or the data it contains could cause us not to be able to operate our business for a substantial period of time. Our business, results of operations and financial condition could be materially adversely affected by any event that interrupts or delays our operations.

Unanticipated problems could interrupt or delay access to our web-based products.

          As noted above, our insurance may not cover any claims by dissatisfied subscribers or may not be adequate to indemnify us for any liability we may incur if we are sued. Any system failure, security breach or other damage could interrupt or delay our operations, damage our reputation and cause us to lose customers. Our ability to expand our product offerings depends upon the simultaneous expansion of our legal databases. Any interruption or termination of our arrangements with courts and other content providers could result in increased costs to us or a slow-down in our expansion and product introduction plans while we locate alternative sources for the data conversion or increase our own conversion capabilities.

We depend heavily on our management team, most of which has little experience working together or managing a public company.

          Our success depends, to a significant extent, upon the efforts and abilities of Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer. Loss of Mr. Carr's services could materially and adversely affect our business, results of operations and financial condition. Also, our management team has worked together for less than two years. The short period of time that our senior officers have worked together, or their potential inability to work successfully together, may adversely affect our ability to manage growth. Moreover, our officers generally have limited experience in managing a public company. The ability of our management team to manage future growth, if any, or the demands of successfully operating a public company is currently unproven.

There is intense competition for qualified computer technicians, programmers and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological change and to increase our sales.

          Our future success also depends upon our ability to attract and retain qualified computer programmers, other technical personnel and sales and marketing personnel. Competition for talented personnel, particularly technical personnel, is intense. This competition could increase the costs of hiring and retaining personnel. We do not have employment agreements with any of our employees. We may not be able to attract, retain and adequately motivate our personnel or to integrate new personnel into our operations successfully.

If our software becomes defective, it could be costly for us to correct.

          Complex software such as the software we develop for our services may contain errors or defects, especially when first implemented, that may be costly to correct. Defects or errors also could result in downtime and our business could suffer significantly from potential adverse customer reaction, negative publicity and harm to our reputation.

We may not be able to protect our proprietary technology, including our search and retrieval software, and we may infringe the proprietary rights of others.

          Our services are highly dependent upon proprietary technology, including, for example, our proprietary search and retrieval software, which allows us to mark some of the information contained in our databases to enable users to search our databases. We rely on contracts, confidentiality agreements and copyright, trademark and trade secrecy laws to protect our proprietary rights in our technology. We have also obtained trademark registrations for our various product names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

          Many of our software programs, including our proprietary search and retrieval software, interact with and perform numerous functions similar to software available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others. Claims against us or these customers, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us and our customers to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to make attractive acquisitions or integrate acquired companies, and our inability to do so may disrupt our business.

          Our recent growth is attributable in significant part to acquisitions of other providers of legal research materials over the Internet. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities in legal and other areas on terms we consider favorable. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

Risks Related to Our Industry

The market for web-based legal information is new and rapidly evolving, and we may not be able to accurately predict and respond to market developments, which could prevent our products from being accepted.

          The market for web-based distribution of electronic legal information has only recently begun to develop and it is rapidly evolving. This makes it difficult to predict demand and market acceptance for our products as well as an appropriate pricing strategy for our products. We cannot guarantee you that the market for our products will grow, that our products will become widely accepted or that our pricing strategy will be successful. If the market for our products does not develop as quickly as we expect, if our products are not accepted by customers or if our pricing strategy is not successful, our future revenues will be adversely affected.

A downturn in the legal industry could cause our revenues to decrease.

          Our business depends on the continued demand for legal information in electronic format. Therefore, any downturn in business for the legal profession could cause our revenues to decrease, which will adversely affect our results of operations.

The failure of the Internet to grow or remain a viable commercial medium could harm our growth.

          Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.

Government action could increase the cost of our services.

          There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for our web site, increase our operating expenses or otherwise adversely affect our business.

If we do not respond to rapid technological change and evolving industry standards in the web-based legal information market, we will be at a competitive disadvantage and we could lose potential customers to our competitors.

          The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Risks Related to our Common Stock

Anti-takeover provisions could prevent or delay a change in control.

          Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to you. These include the following:

          . our board of directors is authorized to issue up to 50 million shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

          . our board of directors is divided into three classes of directors serving staggered three-year terms, which will result in at least two annual meetings of stockholders, instead of one, generally being required to change the majority of the board;

          . a prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

          . limitations on who may call annual and special meetings of stockholders;

          . advance notice procedures with regard to stockholder proposals and the nominations, other than by or at the direction of the board, of candidates for election as directors;

          . a requirement that vacancies on the board of directors, including newly created directorships, be filled only by a majority of directors then in office;

Control by officers and directors could have an adverse effect on our stockholders.

          As of June 9, 2000, our directors, executive officers and their affiliates beneficially owned a total of approximately 60.7% of our outstanding common stock. Hunter M.A. Carr, our Chairman of the Board, President and Chief Executive Officer, beneficially owns approximately 49.9% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

The volatility of our stock price could adversely affect our stockholders.

          There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

          .    actual or anticipated variations in quarterly operating results;

          .    announcements of technological innovations;

          . new sales formats, contracts, products or services by us or our competitors;

          .    changes in financial estimates by securities analysts;

          . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

          .    additions or departures of key personnel;

          .    sales of common stock; or

          . other general economic or stock market conditions, many of which are beyond our control.

          In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Despite recent downward market adjustments, the trading prices of some technology companies' stock remain at or near historical highs. There can be no assurance that these trading prices and price earnings predictions will be sustained. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

A large number of shares of our common stock is eligible for future sale, and the sale of these shares may cause the price of our common stock to drop.

          As of June 9, 2000 we had outstanding 30,145,761 shares of common stock. This does not include up to 5,667,193 shares that may be acquired when the conversion of our preferred stock and the exercise of outstanding warrants by Cootes Drive LLC and Aspen Capital Purchasers, Inc. which are being registered in this offering. In addition, we believe that approximately 5,443,238 of our common shares that are held by our non-affiliates are currently freely tradable under Rule 144 (subject to legal opinions), or are registered under the Securities Act of 1933. In addition, as of June 9, 2000, we believe that approximately 1,036,911 of our unregistered common shares held by our affiliates could be resold pursuant to, and within the volume limitations of, Rule 144.

          The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that they could occur. There factors could also make it more difficult to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale" on page 40 for more information.

You should not expect to receive dividends from us.

          We have never declared or paid dividends to our stockholders. We currently intend to retain any future earnings for funding growth and therefore do not expect to pay any dividends in the foreseeable future.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          We have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, capital resources and portfolio performance, and those statements preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "plans," "seeks, "intends," "estimates," "anticipates" or similar expressions, or by discussions of strategy, plans or intentions.

          You should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements. These include the following:

          . general economic and business conditions, both nationally and in our markets;

          .    assumed growth in usage of the Internet;

          .    assumed growth in the number of lawyers;

          . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

          .    anticipated trends in our business;

          .    existing and future regulations affecting our business;

          .    our acquisition opportunities; and

          . other risk factors set forth under "Risk Factors" on pages 2 through 9 in this prospectus.

          You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this prospectus. We assume no obligation to update forward-looking statements.

                                USE OF PROCEEDS

          The shares of common stock offered by this reoffer prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

          The selling stockholders identified in this prospectus may offer and resell up to 6,454,975 shares of our common stock under this prospectus. These shares have been, or will be, acquired by the selling stockholders pursuant to:

          . the conversion of shares of our Series A Convertible Preferred Stock and the exercise of warrants to purchase shares by Cootes Drive LLC in accordance with the terms of that certain Convertible Preferred Stock Purchase Agreement dated May 11, 2000, by and between Cootes Drive and us, and Warrant of the same date;
          . the exercise of warrants to purchase 200,000 shares by Aspen Capital Partners, Inc. in accordance with the terms of that certain Warrant dated May 19, 2000;
          . the exercise of options to purchase 500,000 shares by Frank Fisher and Steve Tebo under that certain Consulting and Option Agreement by and between ITIS, Inc., Frank Fisher and Steve Tebo dated January 22, 2000, as amended, and the prior purchase of 50,000 shares each by Frank Fisher and Steve Tebo;

          . the Contract for Sale of Stock dated November 8, 1999, by and between John R. Marsh, Ronald W. Hogan, Charles E. Bowen, Jr., and us; and
          . the Contract for Sale of Stock dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, Christina Brown, and us.

          Each of the above documents is attached as an exhibit to the registration statement of which this prospectus is a part. Each selling stockholder will receive all of the net proceeds from the sale of his respective shares of common stock.

          Cootes Drive LLC purchased an aggregate of $3 million worth of our convertible preferred stock and warrants from us in a private placement transaction which closed on May 11, 2000. As part of that private placement, Cootes was issued shares of preferred stock that may be converted into our common stock and warrants to acquire our common stock. The preferred stock and the warrants are described in more detail in pages 13 and 22 of this prospectus. Holders of this preferred stock and these warrants are prohibited from using them to convert into and acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any of its affiliates, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the preferred stock will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the preferred stock, and consequently the number of shares of our common stock that will be beneficially owned by Cootes, cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Cootes. The number of shares of our common stock listed in the table below as being beneficially owned by Cootes includes the shares of our common stock that are issuable to them, subject to the 4.999% and 9.999%, respectively, limitation, upon conversion of their preferred stock and exercise of their warrants. However, the 4.999% and 9.999%, respectively, limitation would not prevent Cootes from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of conversions and sales under the preferred stock and acquisitions and sales under the warrants.

          The following table sets forth information regarding shares of our common stock beneficially owned by each selling stockholder as of June 9, 2000. Since the selling stockholders may sell all, some or none of their shares, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

                                   Number of Shares        Maximum Number     Shares Owned After       Percentage of
                                   of Common Stock          of Shares of      Offering Assuming        Common Stock
                                  Beneficially Owned       Common Stock         the Maximum                Owned
  Name                            Before Registration     Offered Hereby          Are Sold            After Offering (2)
  ----                            -------------------     --------------          --------            ---------------
  Cootes Drive LLC                     1,506,984(1)            5,467,193                    0                   *
  Frank Fisher                           850,000                 300,000              550,000                 1.5%
  Steve Tebo                             850,000                 300,000              550,000                 1.5%
  John R. Marsh                            8,422                   1,263                7,159                   *
  Ronald W. Hogan                        299,988                  44,998              254,990                   *
  Charles E. Bowen, Jr.                  137,942                  20,691              117,251                   *
  Aspen Capital Partners, Inc.           200,000                 200,000                    0                   *
  David P. Harriman                      205,280                  45,070              160,210                   *
  Eugene Meyung                           79,265                  19,816               59,449                   *
  Suzanne Meyung                          33,833                   8,458               25,375                   *
  Andrew Wyszkowski                      180,280                  45,070              135,210                   *
  Christina Brown                          9,667                   2,416                7,251                   *
                                  --------------         ---------------       --------------
         Total                         5,300,640               6,454,975            1,866,895
                                  ==============         ===============       ==============

  ______________
  *Less than 1%

(1) This number reflects the number of common shares that Cootes Drive LLC could acquire upon the conversion of our preferred stock and outstanding warrants as of June 9, 2000, which number is less than the number of shares we have agreed to register under the registration rights agreement with Cootes Drive LLC.
(2) The percentage ownership column assumes that Cootes Drive and Aspen Capital acquired the maximum amount of our common shares possible offered hereunder and sold all of such shares under this prospectus.

                             PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

 .    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

 .    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

 .    an exchange distribution in accordance with the rules of the applicable exchange;

 .    privately negotiated transactions;

 .    short sales;

 .    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

 .    a combination of any such methods of sale; and

 .    any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

          Subject to certain restrictions, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (of, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

          We are required to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                        SEC POSITION ON INDEMNIFICATION

          Our directors and officers are to be indemnified against certain causes of action. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                         DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of 100 million shares of common stock, $.001 par value per share, of which 30,145,761 were issued and outstanding as of June 9, 2000, and 50 million shares of preferred stock, $.001 par value per share, of which 300 were issued and outstanding as of June 9, 2000. The outstanding shares of capital stock were validly issued, fully paid and non-assessable.

Voting Rights
-------------

          Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights
---------------

          Holders of record of shares of common stock are entitled to receive dividends when and if declared by our board of directors out of our funds legally available for dividends.

Liquidation Rights
------------------

          Upon our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive prorata all of our assets available for distribution to shareholders after distributions are made to any creditors and to the holders of our preferred stock.

Preemptive Rights
-----------------

          Holders of common stock do not have any preemptive rights to subscribe for or to purchase any of our stock, obligations or other securities.

Preferred Stock
---------------

          We are also authorized to issue 50 million shares of preferred stock of which 300 shares are presently outstanding and are designated as Series A Convertible Preferred Shares. The preferred stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution providing for the issue of such stock adopted by the board of directors and may depend upon facts ascertainable outside such board resolutions, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in such resolutions.

          The Series A Convertible Preferred Shares have a par value of $.001 per share and a stated value per share of $10,000 plus all unpaid and accrued dividends. The holders of the shares shall have the right to receive a 5% cumulative dividend per year. The holders of the shares have the right to convert their shares to common stock at any time. Holders of Series A Preferred Stock have no voting rights except as to any action to (a) alter or change adversely the powers, preferences or rights given to the Series A holders, (b) authorize a class of stock with a liquidation preference senior to the Series A Stock, (c) alter or amend its charter documents so as to adversely effect the rights of the holders, (d) increase the authorized number of shares of preferred stock, or (e) enter into any agreement with respect to the foregoing. Upon liquidation, the holders of the Series A Preferred Shares shall be entitled to a distribution equal to the stated value of each share held by each holder before the holders of junior securities may receive any distribution. The Series A Shares are more fully described in the Certificate of the Powers, Designations Preferences and Rights of the 5% Series A Convertible Preferred Stock filed with the Delaware Secretary of State on May 11, 2000.

Transfer Agent and Registrar
----------------------------

          Atlas Stock Transfer Corporation is the registrar and transfer agent for our common stock and receives fees from us for serving in those capacities.

Limitations on Change of Control
--------------------------------

          In addition to the anti-takeover provisions in our charter documents, noted in the section entitled "Risk Factors" on page 8 of this prospectus, we are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless: prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

          Section 203 defines "business combination" to include: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

                              MARKET INFORMATION

          Our common stock trades on the over-the-counter Bulletin Board under the symbol "ELAW." The following table shows the high and low of closing bid prices for our common stock as reported by the over-the-counter Bulletin Board. The closing bid price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. The closing price as of June 9, 2000 was 2.0625.

                                                              High       Low
                                                              ----       ---
     Six months ended June 30, 1998
     Third quarter........................................   $ 0.75     $ 0.50
     Fourth quarter.......................................   $ 0.50     $ 0.25
     Fiscal year ended June 30, 1999
     First quarter........................................   $0.125     $0.125
     Second quarter.......................................   $ 0.25     $0.063
     Third quarter........................................   $0.875     $0.063
     Fourth quarter.......................................   $ 7.00     $0.469

     Transition six months ended December 31, 1999
     Third quarter........................................   $5.125     $ 1.75
     Fourth quarter.......................................   $4.063     $1.625
     First quarter ending March 31, 2000                     $7.875     $3.187


We have not paid dividends since our inception and do not intend to do so in the near future. As of June 9, 2000 there were 1,515 total record holders of our common stock.


                     SELECTED CONSOLIDATED FINANCIAL DATA

          Under the terms of an Agreement and Plan of Reorganization dated effective March 30, 1999, among National Law, the then stockholders of National Law and Internet Law, the stockholders of National Law became beneficial owners of 90% of our outstanding common stock, a majority slate of new directors were elected by the new stockholders, and our name was changed from Planet Resources, Inc. to Internet Law Library, Inc. In return, our original stockholders, who once owned 100% of a company with no operations and some mining assets, became ten percent (10%) owners of National Law's parent company. Because of these fundamental changes in the control and in the operations of us, the selected financial data shown below and the consolidated financial statements contained in this registration statement are presented as if National Law had acquired us. Accordingly, the selected financial data and the consolidated financial statements for the period from inception (November 30, 1998) through June 30, 1999, and the six-month transition period ended December 31, 1999, reflect the consolidated financial information of the business conducted by National Law for those periods and by our new subsidiary, New Planet, from the date of the reverse acquisition through June 30, 1999, and through the six months ended December 31, 1999.

          The historical financial data presented in the table below are derived from the Consolidated Financial Statements of Internet Law. See Note 2 of the Consolidated Financial Statements regarding restatement of the financial statements as of June 30, 1999. The financial results do not necessarily indicate Internet Law's future operations or financial results. The data presented below should be read in conjunction with Internet Law's Consolidated Financial Statements and notes in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the three months ended March 31, 2000 and 1999, and the balance sheet data as of March 31, 2000, are derived from our unaudited financial statements but have been prepared on a basis consistent with our audited financial statements and the notes thereto and include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of the information. Historical results are not necessarily indicative of future results.


                                                       Three Months     Three Months                       Period from Inception
                                                          Ended            Ended        Six Months Ended    (November 30, 1998)
                                                      March 31, 2000   March 31, 1999   December 31, 1999    to June 30, 1999
                                                      --------------   --------------   -----------------    ----------------
                                                       (unaudited)      (unaudited)
Consolidated Statement of Operations Data:
   Revenues......................................     $      208,382  $         9,228   $         222,697    $         53,520
   Operating expenses:
      Selling and marketing......................            316,252           64,081             372,324             244,775
      General and administrative.................          1,307,147          136,350           1,108,645             211,891
      Production and computer service............            154,763           12,000              73,628              65,073
      Amortization and depreciation..............            207,478           63,140             197,037             142,783
                                                      --------------   --------------   -----------------    ----------------

   Interest income (expense).....................             (5,507)              --               3,150              (1,212)
                                                      --------------   --------------   -----------------    ----------------
   Net loss......................................     $   (1,782,765)  $     (266,343)  $      (1,525,787)   $       (612,214)
                                                      ==============   ==============   =================    ================

   Net loss per share-basic and diluted..........     $        (0.07)  $        (0.02)  $           (0.07)   $          (0.06)
                                                      ==============   ==============   =================    ================

                                                                       March 31, 2000   December 31, 1999     June 30, 1999
                                                                       --------------   -----------------    ----------------
                                                                         (unaudited)                             (restated)
Consolidated Balance Sheet Data:
   Cash and cash equivalents(1)..................                      $      167,226   $          78,544    $         54,629

   Working capital(1)............................                          (4,137,492)            341,745             118,409
   Total assets..................................                           8,846,000           5,920,651           2,424,070
   Redeemable common stock.......................                             125,000             125,000                   -
   Stockholders' equity..........................                      $    4,301,611   $       5,454,130    $      2,140,807

______________

(1) At December 31 and June 30, 1999, cash includes $20,235 and $32,515, respectively, that is to be distributed to New Planet's stockholders under the distribution agreement with them. In addition, at December 31 and June 30, 1999, working capital includes recorded mining assets of $10,000 that will also be distributed under this agreement. At December 31 and June 30, 1999, Internet Law has recorded a current liability in the amount of $30,235 and $42,515, respectively, representing its total obligation under the distribution agreement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

          The following discussion should be read with the consolidated financial statements and notes of Internet Law that are included elsewhere in this Registration Statement. This discussion contains certain forward-looking statements regarding our expectations for our business and our capital resources. These expectations are subject to various uncertainties and risks that may cause actual results to differ significantly from these forward-looking statements.

          We were originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company. In January 1996, we were reincorporated in Delaware as a result of a merger and, among other shareholder actions taken at that time, changed its name to Planet Resources, Inc. Between 1992 and its reverse acquisition by National Law in March of 1999, we had no operations; however, we maintained certain mining properties that are to be indirectly distributed to those stockholders who were our stockholders prior to the reverse acquisition by National Law. To effect this distribution, New Planet Resources, Inc., a Delaware corporation whose name was changed to Planet Resources, Inc. and is presently a wholly owned subsidiary of us will, under the terms of an Agreement and Plan of Distribution dated March 25, 1999, succeed to our interests in these mining and related properties and a remainder cash balance at such time as the common stock of New Planet is registered under the Securities Act. New Planet has filed a registration statement with the United States Securities and Exchange Commission to register such stock.

          National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet destination to be used for legal research. After its formation, National Law's then sole stockholder, the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in the Litidex(R) search, retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999, the same month in which National Law agreed in principle to be acquired by Internet Law.

          Preliminary funding for these operations occurred in December 1998 with an investor's purchase of a $200,000, 2% subordinated convertible debenture. In February 1999, this debenture was converted into 500,000 shares of National Law's common stock. Also in February 1999, National Law issued and sold 2,337,500 shares of its common stock for approximately $406,000 in cash. Issued and outstanding National Law common stock amounted to 18 million shares just prior to the reverse acquisition of Planet Resources on March 30, 1999.

          Under the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock. In contemplation of this transaction, our original stockholders agreed to a one-for-two reverse stock split, which resulted in 2 million shares of our common stock being outstanding immediately prior to the merger. After giving effect to these transactions, former National Law stockholders owned 18 million shares of our unregistered common stock and our original stockholders owned 2 million shares of our common stock. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." Under the terms of the agreement and plan of reorganization, the majority of our original board of directors resigned and were replaced with directors elected by our new stockholders.

         Internet Law and ITIS, a company wholly owned by Mr. Carr until January 2000, signed certain agreements under which ITIS provides database content and various management, staffing and procurement services and office space to National Law. In addition, Mr. Carr provided executive management and marketing services to National Law under a personal service contract. Apart from the content agreement with ITIS, the service agreements were put in place to provide National Law with an interim infrastructure until such time as additional financing and cash from operations became available. Effective July 1, 1999, the personal service contract with Mr. Carr was terminated when he became one of our salaried officers. In addition, certain individuals whose salaries and benefits were allocated to National Law by ITIS also became full-time officers and employees of National Law on July 1, 1999. On April 30, 2000, we acquired all of the outstanding stock of ITIS in exchange for 5,044,903 shares of our common stock. See the section entitled "Certain Transactions" on page 37.

         In the six months ended December 31, 1999, we issued 2,207,526 shares of unregistered common stock at an average price per share of $1.02, yielding cash proceeds of $2,245,675, net of $42,250 in commissions.

         We may experience high volatility in operating results, net income and cash flows from quarter to quarter and from year to year. Our revenues depend on our ability to attract and retain customers. Most of the customers of National Law, our largest operating subsidiary, have the option of discontinuing their service at the end of their monthly subscription period for any reason. Our expense levels are based, in part, on its expectations as to future revenues. Also, we expect that our operations often will require up-front expenses, but will result in trailing revenues. To the extent that revenues are below expectations, we may be unable or unwilling to reduce expenses proportionately, and operating results, net income and cash flows are likely to be adversely affected.

RESULTS OF OPERATIONS

Comparison of Results for the three-month period ended March 31, 2000, and the three- month period ended March 31, 1999

Revenues. Internet Law's revenue increased by $199,200 and to $208,400 during the three months ended March 31, 2000, from $9,200 recorded for the three months ended March 31, 1999. This increase is due to a greater number of subscribers to National Law's databases, 1,851 at March 31, 2000, compared to 144 at March 31, 1999, and to an increase in National Law's average monthly subscription rate, $56.98 for March 2000 versus approximately $35.00 for March 1999. This rate increase can be attributed to National Law's emphasis on bundled service whereby subscribers can gain access to the databases of several states and the federal courts for one bundled rate that is higher than the rate for a single state or federal court subscription. As a result of these factors, National Law's revenue during the three months ended March 31, 2000, increased by $164,200 over the $9,200 recorded in the same period of the preceding year. In addition, consolidated revenues for the current quarter increased by $35,000 over that of the preceding year due to GoverNet and Brief Reporter, both of which were acquired during the last calendar quarter of 1999.

Selling and marketing expense. Selling and marketing expense increased by $252,200 to $316,300 during the three months ended March 31, 2000, from $64,100 during the corresponding period ended March 31, 1999. During the earlier period, National Law was planning and developing its sales and marketing program which it began to implement in April 1999 with contract telemarketing personnel. Expenses incurred in the March 1999 quarter consisted primarily of services provided by our President under a personal services contract. Of the $252,200 increase between quarters, approximately $210,000 was due to increases in National Law's gross payroll for sales and marketing personnel. During the quarter ended March 31, 2000, National Law employed an average of 21 telemarketing personnel, accounting for approximately $94,500 of the increase. Commissions paid to these personnel amounted to approximately $65,600. Salaries of sales and marketing managers, increased advertising expenses, and increased credit card fees accounted for approximately $44,000 of the increase.

General and administrative expense. During the three months ended March 31, 2000, general and administrative expense totaled $1,307,100, resulting in an increase of $1,170,700 over the $136,400 recorded during the three months ended March 31, 1999. Of this increase, $621,800 is due to stock-based compensation, including $551,200 for awards of 25,000 shares of common stock to each of our five outside directors and $70,600 of amortization expense relating to the deferred compensation for variable stock options granted to three individuals. For National Law, general contract services increased by $63,000, and professional fees for accounting, legal, and consulting increased by $74,000. National Law's gross payroll expense, excluding sales and marketing personnel, increased approximately $250,000 due to new infrastructure and management personnel. In addition, with Internet Law's acquisitions of GoverNet and Brief Reporter, general and administrative expense increased by $159,000.

Production and computer service expense. Production and computer service expense was $154,800 for the three months ended March 31, 2000 compared to $12,000 for the three months ended March 31, 1999, or an increase of $142,800. Of this increase, approximately $81,000 was due to National Law's higher labor charges associated with maintaining current case law content for those states whose databases were added during 1999. Additional programming charges to maintain and customize retrieval software used by National Law and GoverNet accounted for approximately $61,800 of computer service expense recorded during the three months ended March 31, 2000.

Amortization and depreciation expense. During the three months ended March 31, 2000, amortization and depreciation expense amounted to $207,500 compared to $63,100 for the three months ended March 31, 1999. The resulting increase of $144,400 is attributable to approximately $103,100 of amortization relating to estimated intangible assets acquired by Internet Law in the acquisitions of GoverNet and Brief Reporter, and $41,300 is due primarily to increased case law content added by National Law since the first quarter of 1999.

Comparison of Results for the six month transition period ended December 31, 1999, and the period from inception of National Law on November 30, 1998 to June 30, 1999 ("Inception to June 30, 1999")

Revenues. Total revenues increased 316% to $222,697 for the six months ended December 31, 1999, from $53,520 for the period Inception to June 30, 1999. This increase is primarily due to an increase in the number of subscribers to National Law's databases. At December 31, 1999, National Law had 1,485 subscribers who were paying an average monthly subscription rate of $47.03. This contrasts with 719 subscribers at June 30, 1999, who paid an average monthly rate of $43.65. Primarily, the increase in revenues is attributable to a growing subscriber base. The increase in revenue between periods is also due to the increased number of months during which subscriptions to National Law's databases were sold. During the Inception to June 30, 1999 period, National Law was in a start-up mode until early March 1999, allowing for only four months of sales activity during the earlier period versus six full months of activity ended December 31, 1999. Revenues from GoverNet Affairs for two months amounting to $6,838, and from Brief Reporter for one month amounting to $3,640 were not significant elements of consolidated revenues during the six months ended December 31, 1999.

Selling and marketing. Selling and marketing expense increased by $127,549 or 52% to $372,324 for the six months ended December 31, 1999, from $244,775 for the period Inception to June 30, 1999. Included within this expense category are the hourly wages and salaries of telemarketing personnel and management directly involved in National Law's selling and marketing efforts. During the six months ended December 31, 1999, hourly wages and salaries of these personnel increased by $181,090 over the preceding period due primarily to : (1) an increase in the average monthly number of telemarketing personnel from 12 persons during the Inception to June 30, 1999 period to 20 persons during the six-month period, and
(2) during the earlier period, the services of telemarketing personnel were employed for only three months versus a full six months during the latter period. This increase in telemarketing and sales management was partially offset by a decrease of $75,400 related to the termination on June 30, 1999, of a personal service contract with Mr. Carr, National Law's President, during the period Inception to June 30, 1999. Effective July 1, 1999, Mr. Carr became a salaried officer of Internet Law and the related payroll expenses have been included in general and administrative expense for the six months ended December 31, 1999. During the earlier period, substantially all of Mr. Carr's efforts were dedicated to building and directing National Law's early sales infrastructure. Also, during the six months ended December 31, 1999, Internet Law's consolidated selling and marketing expense increased by $21,660 due to consolidating two months of GoverNet Affairs' selling and marketing expense.

General and administrative. General and administrative expense increased by $896,755 from $211,891 during the period Inception to June 30, 1999, to $1,108,645 during the six months ended December 31, 1999. This four-fold increase is due to several factors. Additional payroll and allocated expenses from ITIS for accounting and administrative personnel performing services on behalf of Internet Law amounted to $297,778. During the six months ended December 31, 1999, Internet Law employed several new officers and employees including Mr. Carr as Internet Law's President and Chief Executive Officer, a new corporate secretary, a new chief financial officer, and a new vice president of mergers and acquisitions. In addition, two months of compensation expenses related to GoverNet Affairs are included in consolidated general and administrative expense during the six months ended December 31, 1999. Professional fees covering auditing and tax services, legal and compliance services, financial consulting and media relations increased by $265,322 in the six months ended December 31, 1999, over the period Inception to June 30, 1999. The principal reason for this increase is Internet Law's expanded financial reporting obligations as a full reporting company under the SEC rules and regulations. In addition, Internet Law's acquisitions of GoverNet Affairs and Brief Reporter resulted in additional consulting and auditing expenses related to due diligence and financial reporting related to our decision to change our fiscal year end from June 30 to December 31, requiring an additional audit of the transition period. During the six months ended December 31, 1999, Internet Law also incurred stock compensation expense amounting to $124,579, representing awards of restricted stock and options to purchase restricted stock to certain officers and employees of Internet Law and its subsidiaries.

Amortization and depreciation. During the six months ended December 31, 1999, amortization and depreciation expense increased by $54,254, or 38%, to $197,037 from $142,783 for the period from Inception to June 30, 1999. During the six-month period, Internet Law recognized $55,602 of amortization expense related to specific intangible assets recorded in connection with its acquisitions of GoverNet Affairs and Brief Reporter. In addition, depreciation expense increased by $12,500 as a result of purchases of furniture and equipment by National Law and the inclusion of depreciation expense for acquired subsidiaries. Despite an increase of $987,594 in capitalized database content during the six months ended December 31, 1999, related amortization expense decreased from that of the preceding period because most of these additions occurred late in the last quarter of the calendar year and because the preceding period includes seven months of amortization of the original content and software contributed at inception of National Law.

LIQUIDITY AND CAPITAL RESOURCES

         Internet Law's ability to execute its business strategy, particularly the expansion of its customer base and its content database, depends to a significant degree on its ability to raise additional capital. Our principal demands for liquidity are cash for operations and funds for additional investments in case law and statute content.

         During the six months ended December 31, 1999, cash increased by $23,915, consisting of $954,997 of cash used in operations, $1,513,767 of cash used in investment activities, and $2,492,679 of cash provided from financing activities.

         During the six months ended December 31, 1999, cash used in operations increased by $567,435 to $954,997 from $387,562 during the period Inception to June 30, 1999. Major non-cash items included in net loss for the period included $226,157 of stock-based compensation for officers, employees and consultants to Internet Law and $197,037 of amortization and depreciation. During the period Inception to June 30, 1999, Internet Law's stock-based compensation consisted only of $29,300 paid to consultants in lieu of cash. An increase in accounts receivable resulting in a use of cash of $84,131 is due to primarily to GoverNet Affairs which has typically billed its customers annually in December for the legislative sessions to be tracked during the following year. Likewise, the increase in deferred revenue due to GoverNet Affairs' billing method is the principal offsetting component in the $74,061 source of cash.

         During the six months ended December 31, 1999, cash used in investment activities increased by $1,479,591 to $1,513,767 due primarily to increased purchases by National Law of database content and software. Purchases of additional state and federal case law content amounted to $987,594, accounting for 96% of total additions to database content and software. With this additional content, National Law's library at December 31, 1999, contained case law for 34 states, three federal circuit courts and the United States Supreme Court. During the six-month transition period, we invested $750,000 and redeemed $300,000 in short-term investments for a net use of cash of $450,000. These excess funds resulted from Internet Law's private offering of common stock during the six-month period ending December 31, 1999. These uses of cash for investment activities were offset in part by $35,166 of cash acquired in the acquisitions of GoverNet Affairs and Brief Reporter.

         Cash provided by financing activities increased by $2,016,312 to $2,492,679 during the six months ended December 31, 1999, due primarily from Internet Law's private offering in which 2,207,526 shares of common stock were sold for $2,245,675, net of commissions amounting to $42,250. This contrasts with the sale of 2,467,550 shares for net proceeds of $432,090 in a private offering undertaken by National Law during the period Inception to June 30, 1999. Cash from financing activities during the six-month transition period also includes $180,000 representing proceeds from the exercise of stock options. Amounts due from affiliated company decreased by $269,004 during the six months ended December 31, 1999, because charges billed to National Law by ITIS for delivered content and management services exceeded cumulative payments by National Law to ITIS. Offsetting cash from financing activities during the six-month transition period are note payments totaling $202,000. Of these notes, one for $180,000 was originally funded in June 1999 and used for working capital purposes, and two other notes totaling $22,000 were assumed by Internet Law with its acquisition of GoverNet Affairs in November 1999.

         With the payment of these notes, Internet Law was debt free at December 31, 1999. However, during the four months ended April 30, 2000, Internet Law used its $450,000 in short-term investments and has borrowed $1.4 million from Mr. Carr, personally. The borrowings from Mr. Carr are evidenced by ten unsecured promissory notes each of which is payable in full with accrued interest six months from the date of the note. Each note bears an annual interest rate of 11.75%.

         On May 11, 2000, Internet Law entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of Internet Law's common stock at any time after August 8, 2000, based on a price equal to the lesser of (i) $3.2375, or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. Internet Law is entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. As part of this financing agreement and in consideration of a $25 million equity line to be negotiated and finalized in the future, we agreed to issue a five-year warrant to the investor for the purchase of 500,000 shares of its common stock at an exercise price of $3.56 per share. Additionally, we agreed to issue a five-year warrant to a third party for the purchase of 200,000 common shares at an exercise price of $3.3994 per share, and pay $100,000 as a commission related to this financing arrangement.

         Internet Law is obligated to register with the SEC shares of its common stock that will be sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. If we do not file a registration statement with the SEC by June 18, 2000, and if the registration statement is not declared effective by the SEC on or prior to September 16, 2000, then we must pay $90,000 to the investor as liquidated damages, and must additionally pay $90,000 for every month thereafter that these deadlines are missed. The convertible preferred stock purchased by the investor is also subject to mandatory redemption by us upon the occurrence of a change in control or other certain events.

         Additionally, with respect to notes payable extended to Internet Law from its chief executive officer subsequent to December 31, 1999, the chief executive officer has provided a written commitment to Internet Law to provide forbearance and extend the due date on such notes, if a demand for payment would impair Internet Law's ability to meet its other existing liabilities and commitments. This commitment is effective for notes between Internet Law and the chief executive officer with maturity dates through March 2001. Accordingly, Internet Law believes it has adequate resources to fund its operations through 2000.

         We have agreed in principle to enter into a $25 million equity line with a private funding source, for which it has already issued warrants to the potential investor.

Quantitative and Qualitative Disclosures About Market Risk

         We believe that we are not subject to any material interest rate risks, foreign currency exchange rate risks, commodity price risks or other relevant market risks.

                                   BUSINESS

General

         We are a Delaware corporation that operates Internet sites that provide subscription access to databases through its wholly owned subsidiaries, National Law Library, GoverNet Affairs and Brief Reporter, and database content, software, hardware and other support through its subsidiary, ITIS. The content of these databases consists of pending legislation, statutory law, rules and case law at the federal and state levels. Legal briefs from certain important cases before federal and state courts are also available, as are articles and litigation forms. This material can be useful to legislators, corporate regulatory personnel, lobbyists, individual lawyers, judges, law firms, corporate legal departments, government agencies, and businesses and individuals involved in legislative efforts, litigation, and corporate legal planning. Interfacing with these databases are retrieval engines that are owned by us or our subsidiaries. Customers using these Internet sites pay subscription fees to the operating subsidiaries under monthly, quarterly or annual subscription agreements.

         Our common stock is traded on the over-the-counter Bulletin Board under the symbol "ELAW."

Corporate History

         We were originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company. In January 1996, we reincorporated in Delaware as a result of a merger and, among other shareholder actions taken at that time, changed our name to Planet Resources, Inc. Between 1992 and our reverse acquisition by National Law in March of 1999, we had no operations. However, we have maintained certain mining properties which are to be indirectly distributed to those stockholders who were our stockholders prior to the reverse acquisition by National Law. To effect this distribution, New Planet Resources, Inc., a Delaware corporation whose name was changed to Planet Resources, Inc. and is presently a wholly owned subsidiary of us, will, under the terms of an agreement and plan of distribution dated March 25, 1999, succeed to our interests in these mining and related properties and a remainder cash balance at such time as the common stock of New Planet is registered under the Securities Act of 1933. New Planet has filed a registration statement to register such stock with the SEC that is pending effectiveness.

         National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet destination to be used for legal research. Following its formation, National Law's then sole stockholder, and the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in the Litidex(R) search, retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999, the same month in which National Law agreed in principle to be acquired by Internet Law.

         Under the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock. In contemplation of this transaction, our original stockholders agreed to a one-for-two reverse stock split, which resulted in 2,000,000 shares of our common stock being outstanding immediately prior to the merger. After giving effect to these transactions, former National Law stockholders owned 18,000,000 shares of our unregistered common stock and our original stockholders owned 2,000,000 shares of our common stock. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." Under the terms of the agreement and plan of reorganization, the majority of our original board of directors resigned and were replaced with directors elected by our new stockholders.

Recent Transactions

         On November 15, 1999, our board of directors approved the purchase of all of the outstanding stock of GoverNet Affairs, Inc., a Georgia corporation, in exchange for 446,352 shares of our common stock valued at $1,300,000, and the assumption of certain notes payable and other debt totaling approximately $41,000. The outstanding stock of GoverNet Affairs was purchased directly from Ronald W. Hogan, Charles E. Bowen, Jr., and John R. Marsh. In addition, these persons were collectively granted options for the purchase of up to 320,000 shares of our common stock. These options are exercisable over a five-year period beginning August 31, 2000, provided certain financial results are achieved by GoverNet Affairs during the 32 months ending June 30, 2002. In addition, these persons have the right to piggyback 15% of the 446,352 common shares that were issued in this transaction onto any registration statement for the purpose of registering newly issued shares of our common stock.

         GoverNet Affairs owns and operates an Internet site and connected databases that provide subscribers with a federal and state legislative tracking and monitoring system. From its web site, GoverNet Affairs serves as a "virtual" legislative assistant using customizable reporting tools that can search for and report on pending legislation and provide abstracts and comparisons of pending legislation to law firms, lobbyists and other interested parties.

         On December 10, 1999, our board of directors approved our purchase of all of the outstanding interests of Brief Reporter, LLC, a Virginia limited liability company, in exchange for 483,325 shares of our common stock valued at $1,000,000. The outstanding interests of Brief Reporter were purchased directly from David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown. Under the terms of this transaction, these individuals may have up to twenty-five (25%) percent of their shares of our common stock registered in a public offering prior to July 1, 2000, provided there is such an offering and the registration of their shares is not detrimental to the offering. If there is no public offering or if none of these shares are registered in such an offering, then we are obligated to repurchase an aggregate of $125,000 worth of these shares at the then prevailing market price.

         Brief Reporter owns and operates an Internet site
(www.briefreporter.com) and a connected database containing appellate briefs and
-----------------------
trial memoranda written by attorneys for certain significant cases in all federal and state jurisdictions.

         On March 23, 2000, our board of directors approved the purchase of ITIS, Inc., a company once wholly owned by Hunter M.A. Carr, our Chairman of the Board, Chief Executive Officer and President. The board's approval was subject to certain final reviews and negotiations that were concluded on April 30, 2000. According to the terms of the Stock Exchange Agreement dated April 30, 2000, we exchanged 5,044,903 unregistered shares of our common stock for all of the outstanding common stock of ITIS. The closing price of our common stock at April 28, 2000 was $4.25 per share.

         Since National Law's inception on November 30, 1998, ITIS has served as its sole vendor of new case law content while also providing to National Law various executive, sales, production, and administrative services. During the period from National Law's inception to December 31, 1999, Mr. Carr was the sole stockholder of ITIS. Then, during the three months ended March 31, 2000, Mr. Carr sold or otherwise conveyed most of his stock in ITIS to various individuals and entities, some of whom are either directors or officers of Internet Law (or its subsidiaries) or are entities controlled by our directors. Of the 5,044,903 shares to be issued to ITIS' stockholders, 1,721,003 shares were issued to five of our directors or their beneficiaries and 328,300 shares were issued to four officers of Internet Law as shown below:

Name of Director/Officer                                         Position                        Number of
------------------------                                         --------                        ---------
                                                                                                   Shares
                                                                                                   ------
Hunter M.A. Carr..............................................   Director and officer              196,003
W. Paul Thayer (Thayer Investment Co.)........................   Director                          750,000
Kelley V. Kirker..............................................   Director and officer              500,000
Eugene A. Cernan..............................................   Director                           25,000
George A. Roberts, Trustee....................................   Director                          250,000
Edward P. Stevens.............................................   Officer                           150,000
Donald H. Kellam..............................................   Officer                           150,000
David P. Harriman.............................................   Officer                            25,000
Robert Sarlay.................................................   Officer                             3,300
K. Charles Peterson...........................................   Officer                             4,000
                                                                                                 ---------
      Total...................................................                                   2,053,303
                                                                                                 =========

         It is expected that ITIS will continue to be the primary vendor of case law content to National Law. In addition, ITIS will attempt to leverage its experience in the legal data conversion field by entering and competing in other content conversion markets found over the Internet or other media.

         On May 11, 2000, we entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of our common stock at any time after August 8, 2000, based on a price equal to the lesser of (i) $3.2375, or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. We are entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. As part of this financing agreement and in consideration of a $25 million equity line to be negotiated and finalized in the future, we agreed to issue a five-year warrant to the investor for the purchase of 500,000 shares of its common stock at an exercise price of $3.56 per share. Additionally, we agreed to issue a five-year warrant to a third party for the purchase of

200,000 common shares at an exercise price of $3.3994 per share, and pay $100,000 as a commission related to this financing arrangement.

         We are obligated to register with the SEC shares of our common stock that will be sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. If we do not file a registration statement with the SEC by June 18, 2000, and if the registration statement is not declared effective by the SEC on or prior to September 16, 2000, then we must pay $90,000 to the investor as liquidated damages, and must additionally pay $90,000 for every month thereafter that these deadlines are missed. The convertible preferred stock purchased by the investor is also subject to mandatory redemption by us upon the occurrence of a change in our control or other certain events.

Products and Services

         Brief Reporter offers more than 6,000 legal briefs on its web site (www.briefreporter.com), making it one of the largest brief banks on the
-----------------------
Internet. Subscribers and transactional users can search among legal briefs from real cases. The site offers featured briefs as well as notification of new materials. Brief Reporter also earns some of its revenue from advertising.

         GoverNet Affairs offers subscribers a cost-effective legislative information management service that uses the Internet to save time and money by monitoring and reporting the progress of pending legislation in all 50 states and the U.S. Congress. Using GoverNet Affairs' Internet site, subscribers may sign up for the following services:

         . customized daily, weekly or monthly reports showing the status of targeted legislation that may be summarized by topic or by legislator, and may be downloaded for internal use;

         .    e-mail alerts that can be sent when pending bills are revised;

         . legislative tracking teams comprised of management, lobbyists and attorneys who may communicate with one another with password-protected privacy; and

         . behind-the-scenes commentaries on pending bills that are available from a network of political consultants.

         GoverNet Affairs was built to be one of the most powerful online search tools on the Internet for state legislation. Using a multiple-matrix database, nightly searches are conducted of every source of state and federal legislation available on the Internet, and then this data is stored for retrieval and processing. With this system, GoverNet Affairs performs text comparisons and attaches information such as user notes and other user-specific fields to any pending bill that is described over an Internet site. The system is monitored to provide maximum coverage by jurisdiction and by topic. GoverNet Affairs' legislative information is available at its web site, www.govaffs.com.
                                                      ---------------

         ITIS hosts a web site at www.itisinc.com. With its predecessors, it has
                                  ----------------
been in business for 15 years, offering litigation support, data conversion and Internet-related services. At present, it is concentrating its efforts on assisting National Law.

         National Law provides a "virtual" law library that is designed for performing legal research from offices, homes, or portable laptops. We believe that National Law attracts people who need to conduct legal research, and prefer to do so quickly, easily and inexpensively over the Internet. Built upon a web-based architecture, National Law's virtual library enables users to access a database providing core legal information at an attractive price. National Law endeavors to grow by continuing to improve its search engine, publishing accurate and current databases, adding to its forms and legal articles libraries, maintaining its low cost, and developing Internet-oriented editorial features, among other legal products.

         The Litidex(R) search engine used by National Law's subscribers provides for high-speed data retrieval using Boolean, proximity and citation search criteria. National Law's primary products are the case law and statutory law databases that contained the following content at June 9, 2000:

         . case law from all 50 states, including the case law from 1950 to 1999 for the states set forth below, with some states updated through May of 2000, and case law from 1985 to 1999 for the other 14 states:

            Alabama            Indiana                Montana
            Alaska             Iowa                   New Hampshire
            Arizona            Kansas                 New Jersey
            Arkansas           Kentucky               New York (back to 1955)
            California         Louisiana              Ohio
            Connecticut        Maine                  Pennsylvania
            Delaware           Maryland               Rhode Island
            Florida            Massachusetts          South Carolina
            Georgia            Michigan               Tennessee
            Hawaii             Minnesota              Texas
            Idaho              Mississippi            Vermont
            Illinois           Missouri               Virginia

         . decisions of the United States Supreme Court, Volumes 1 to 509 and current decisions;

         . case law of the United States Circuit Courts of Appeals as described below:

                  Circuit Courts                      F.2d Volumes       F.3d Volumes       Years covered
                  --------------                      ------------       ------------       -------------
2/nd/...........................................       179 - 999           1 - 173           1950 to 1999
5/th/...........................................       450 - 999           1 - 172           1970 to 1999
11/th/..........................................       661 - 999           1 - 172           1981 to 1999
1st, 3rd, 4th, 6th through 10th, and the D.C.
   Circuit and Federal Circuit..................                           1 - 181           1991 to 1999

         .    statutes for Alabama, Georgia, New York, Ohio, Texas and Virginia;

         . more than 6,000 briefs written by attorneys used in certain significant cases in state and Federal courts (abstracts and full topical indexing are available for all briefs

         . Rules of the U.S. Supreme Court, Federal Rules of Civil Procedure, Federal Rules of Appellate Procedure, and rules of procedure for Texas and Ohio appellate courts; and

         .    plain language forms;  and

         .    articles of interest to legal researchers and writers.

         National Law's legal information is available through its web site at www.itislaw.com and can be searched, downloaded and printed.
---------------

         In addition to National Law's existing products and services, we expect to provide a number of additional services in the future, which may include the following:

         . database content for medical, real estate, business and other areas;

         . database inquiry, retrieval, and review of all state and federal case law;

         . database inquiry and retrieval of all state and federal statutes, codes, constitutions, and rules and regulations;

         . database inquiry and retrieval of all state and federal agency rules and regulations;

         .        fast and frequent updating of all data;

         .        linking statutes to proposed and pending legislation;

         .        extensive linking of citations among databases;

         .        linking cases and briefs;

         .        citation service;

         .        additional forms;

         .        topical classification of legal information;  and

         . other such related legal research tools as needed by customers.

         Our ability to provide additional services and expand its market depends upon a number of factors, many of which are beyond our control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new product and service announcements, changes in our pricing policies and those of our competitors, market acceptance of our services, changes in operating expenses, strategy and personnel, increased competition, and general economic factors. There can be no assurance that we will be successful in selling our services or achieving or maintaining profitability or positive cash flow in the future.

Agreements with ITIS

         ITIS was founded by Mr. Carr in 1994 as a document management firm specializing in litigation support. The databases used by National Law's subscribers can be accessed and searched through a software retrieval engine known as Litidex(R) which was developed by Mr. Carr through ITIS and other programmers. The exclusive rights to use Litidex(R) were sold to Mr. Carr in November 1998 while Mr. Carr was the sole stockholder of ITIS. Mr. Carr then contributed these rights, together with certain database content consisting primarily of Texas case law, to National Law upon its formation on November 30, 1998. Following National Law's formation, ITIS provided it with needed infrastructure pursuant to certain agreements with ITIS, the material terms of which are described below.

         Under a Continuing Services Agreement dated effective December 1, 1998, between National Law and ITIS, ITIS agreed to provide National Law with data files containing case law and statutes as are in the public domain, together with coding and proprietary editing services covering these data files. National Law is charged $0.65 per 1,000 characters for those data files that satisfy certain prescribed quality control requirements. Under this continuing service agreement, National Law agreed for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. Despite the contract rate of $0.65 per 1,000 characters, during the six months ended December 31, 1999, National Law revised its accounting for its purchases of content from ITIS due to the common control exercised over both entities by Mr. Carr. During this period, 10,332,200,000 bytes of case law content were delivered by ITIS to National Law at a contract value of $6,722,000. National Law, however, recorded this content at ITIS' estimated cost of $987,594.

         Under a Management and Financial Services Agreement dated effective March 1, 1999, between National Law and ITIS, ITIS provides accounting, staffing and procurement services and office space to National Law. National Law pays ITIS a monthly management fee of $3,600, plus $85 per hour for accounting services, 125% of the cost of staffing services, 120% of the cost of office supplies, equipment and telephone services and 115% of the cost of office space rental.

         Under a separate agreement dated effective March 23, 1999, between National Law and ITIS, ITIS also agreed to provide National Law with software development and consulting services for National Law's database and retrieval software. We now provide all of these aforementioned services ourselves as ITIS became one of our wholly owned subsidiaries on April 30, 2000.

Raw Materials

         Pending legislation, court opinions, and statutes are public information that is not protectable by copyright law. There are other vendors for this type of information. National Law obtains content for its databases from ITIS, another of our subsidiaries, which also formats and uploads the content to National Law's web site. New content, including new or pending legislation and recently decided case law, is acquired electronically at no charge or purchased directly from the respective legislatures and courts or other third parties.

Customers

         At June 9, 2000 we had total database subscribers of 1,890 to our web-based products and services. Not included in this total are approximately 1,000 registered active users of Brief Reporter's databases. Because Texas and New York legal materials comprised the first databases National Law made available to customers, most of its customers are located in Texas and New York. National Law has historically targeted its sales to small law firms and solo practitioners who may find competitors' products too expensive. Small firms and solo practitioners typically require legal information for the states in which they practice. National Law intends to continue to increase the number of state law databases available through its web-site, and also intends to continue to aggressively market its products and services to additional small law firms and solo practitioners, as well as larger law firms and corporate legal departments. There can, however, be no assurance that National Law will be successful in these efforts.

Business Strategy

         Our objective is to become one of the leading and most affordable providers of database content resources. Our strategy to accomplish this objective is to gain market share by:

         .        the innovative use of the Internet and other technology;

         . offering our products and services at extremely competitive prices;

         .        the use of various media to attract and retain customers;

         . enriching core legal information with Internet-focused editorial enhancements;

         .        providing excellent customer service and technical support;
                  and

         .        adding content databases in several industries.

         GoverNet Affairs seeks to become a premier provider of legislative information management systems with market penetration among corporations, lobbyists, law firms and trade associations. Each of these segments is comprised of potential clients with either national or state and regional needs for legislative information. In addition, partnerships and alliances with Internet-based political entities will be explored with the aim of expanding and enhancing customer access and name recognition.

Internet and Technology

         We expect to remain competitive in the market for legal research through the continued use of the Internet and other forms of technology. We believe that National Law, GoverNet Affairs, and Brief Reporter are at the forefront in the use of technology in the legal and legislative research industry. In the case of National Law, this belief stems from the portability of National Law's products and services, and because of the speed of National Law's search engine, Litidex(R), that is not available to our competitors. We believe that Litidex(R) is a superior product to those used by our competitors.

         National Law strives to be at the forefront of cutting-edge technology in both hardware and software as it relates to the needs of the legal profession, and to document automation, data search and retrieval methods. Specifically, National Law intends to:

         . keep its database current with immediate updates to case law, statutes, and rules and regulations online;

         . provide enhanced search capabilities including additional fielded and multiple database searching;

         .        retain staff who are experienced legal researchers;

         . retain staff who are proficient in all phases of the Internet, not just from a user point of view, but also as an Internet provider and purveyor;

         . develop extensive linking across databases and websites to facilitate legal research;

         . strengthen its Litidex(R)search engine by remaining current in software and hardware development; and

         . combine word search and subject indexing to enhance search efficiency; and

         .        offer online sign-up for its products and services.

         GoverNet Affairs has developed a technology capable of crossing state and federal jurisdictions and integrating related legislation in a manner that is neither easily replicated nor available through a competitor. While there are other single-state vendors of legislative tracking and reporting services, we believe that GoverNet Affairs is without peer on a national basis.

         GoverNet Affairs intends to maintain its technological advantage by:

         . hiring and retaining experienced staff with successful backgrounds in technology development; and

         . maintaining system reliability by continually upgrading servers, data lines, and redundancy components.

         However, there can be no assurance that we will be successful in hiring the necessary personnel who are qualified to use these new technologies effectively, develop new services or enhance existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. In addition, there can be no assurance that services or technologies developed by others will not render our services or technology non-competitive or obsolete.

         In addition, the market for Internet services is in an early stage of growth. Our services will depend upon the continuing development and expansion of the market for Internet services. If the demand for Internet services fails to continue to grow, grows more slowly than anticipated or becomes saturated with competitors, we will be materially adversely affected.

         We are also at risk to fundamental changes in the way Internet access is delivered. As the Internet becomes accessible through other devices and services, we will have to develop new technology or modify our existing technology to accommodate these developments. There can be no assurance that we will succeed in adapting our Internet access business to alternative devices and conduits.

Competitive Pricing

         We expect to achieve our business strategy in part through competitive pricing. Unlike some competitors, National Law currently does not, and has no plans to charge its customers a "per-use" fee or hourly transaction fees. Rather, National Law charges its customers a monthly fee for its services. Upon payment of that fee, National Law offers an unlimited search and retrieval of its services and related products. Presently, aside from promotional and introductory discounts, National Law's basic monthly fee is $34.95 for one state database and $49.95 for all the states and the federal databases offered by National Law. Monthly pricing will change as additional databases and enhanced features are included in the National Law's library.

         We believe the fees charged by National Law are significantly less than most of our competitors. National Law expects to be able to maintain this price advantage over its competitors because we believe that it has relatively low overhead and infrastructure expenses relative to the competition. National Law's goal is to remain substantially less expensive than its major competitors.

         National Law's customers have the option of discontinuing their service at the end of any month for any reason. If a significant number of customers so elect, and we are unable to attract new customers, our financial results will be materially adversely affected.

         GoverNet Affairs prices its services on an annual basis, and typically bills its customers in December for the legislative sessions beginning in January of the next year. Annual subscription amounts are based on the number of legislative bodies covered, the number of legislative issues profiled, the nature of this profiling and the extent and number of customer users requiring access to the database. Annual fees can range from $600 for access to the database with no downloading, tracking or reporting capability, to several thousand dollars for access to profiled data that is tracked and reported daily for one or more states and the U.S. Congress.

         Brief Reporter charges its customers on both a subscription and single transaction basis.

Sales and Marketing

         One of the ways National Law expects to gain market share is to identify potential customers for its products and services, and employ a marketing strategy to change potential customers into customers. There are nearly one million active lawyers practicing in the United States. National Law intends to focus on a very broad and expansive market, including:

         .        solo legal practitioners;

         .        local, state and national law firms;

         .        public libraries;

         .        judges and court personnel;

         .        legal assistants and paralegals;  and

         .        other companies.

         In addition, in order to sell its products and services to lawyers and other market participants, National Law plans to use a marketing strategy that has several elements:

         .        telemarketing directly to licensed attorneys;

         .        trade show exhibits;

         .        mailings, flyers, and electronic mail distributions;

         .        advertising with displays in target market magazines;

         .        Internet affiliate marketing programs;

         .        advertising on the World Wide Web and Internet;  and

         .        direct selling via National Law's website;  and

         . writing and publishing a regular monthly newsletter to current and interested customers.

         National Law has added a field sales staff in certain major metropolitan areas to direct sell to medium to large law firms. The field staff will concentrate on opportunities to sell multi-user subscriptions. Solo and small firm accounts will continue to be sold by telephone. Brief Reporter and National Law offer their services to each other's customers, and intend to conduct their sales and marketing efforts on a mutual basis.

         GoverNet Affairs expects to gain sales in several significant markets, including:

         .        corporate regulatory and governmental affairs departments;

         .        the lobbyist and legal communities;

         .        trade, professional and nonprofit associations;

         .        county and municipal governments and educational institutions;
                  and

         .        the legislative community itself.

         GoverNet Affairs presently employs outside sales professionals who call directly on potential customers and inside telephone sales professionals who make presentations through phone call demonstrations. Additionally, our sales representatives and executives appear at trade shows and present live demonstrations. We do not anticipate that any significant amount of marketing will be done by mail, flyers, or direct print media campaigns.

Customer Service and Technical Support

         National Law strives to retain its customers and obtain new customers through its dedication to customer service and technical support. National Law employs customer service technicians whose primary job is to help customers when they have questions or problems with its products or services. One of National Law's goals is to keep customers informed of coming enhancements to assure customers that they are staying current with its products or services. Customer support is available 24 hours a day, 7 days a week.

         GoverNet Affairs maintains a customer service and technical support staff adequate to meet current customer needs. Based on experience, such service and support is usually needed only when customers undergo staff turnover and retraining is necessary.

Intellectual Property Rights

         We regard our search engines, software technologies, databases and database management software as proprietary. We depend on trade secrets for protection of our software. We have entered into confidentiality agreements with our management and key employees covering this software, and limit access to this software and other proprietary information. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that competitors will not independently develop technologies that are equivalent or superior to our services or technologies.

Market/Industry

         Industry sources estimate the market for on-line legal information was $1.7 billion in 1998, and is projected to grow to $2.7 billion by 2002. With the growth in litigation (28% increase in civil lawsuits and 55% in criminal cases from 1984-97) and the increase in the number of lawyers (980,000 in the United States as of December 31, 1998 and 1.06 million projected by 2002), we believe the projected increase in the market for on-line legal information is reasonable. In addition, the increased popularity of the Internet, both domestically and internationally, and the movement towards conservation of natural resources by using less paper further strengthens this belief. Although there can be no assurance of its success, we anticipate that in the immediate future, we may be able to significantly increase our number of customers and potentially generate substantial monthly gross revenues.

         According to the Center for Responsive Politics in Washington, D.C., the amount of money spent in 1999 by interest groups, primarily corporations, on lobbying efforts in Washington, D.C., was more than $1.42 billion. Not included in this amount are expenditures by unions and most trade associations for whom rigid disclosure structures are not mandated. At the state level, there is little consistent state-by-state publicly available information concerning lobbying expenditures.

Competition

         The competition in the legal research industry is intense. National Law's principal competitors have significantly greater resources than it does, and this competition may adversely affect Internet Law's consolidated results of operations. The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian company, and LEXIS/NEXIS(R), which is owned by Reed-Elsevier, an Anglo-Dutch company.
These competitors are both large, well-established companies. They offer databases that are similar to and larger than the databases that National Law offers. These competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the development, promotion and sale of their products than we can. West and LEXIS have significant penetration in the large law firm market, a market in which Internet Law intends to compete.

         National Law also competes with other companies that offer fee-based access to selected legal databases over the Internet. These companies may be more successful than National Law in capturing market share.

         We believe that GoverNet Affairs has a significant technological lead over its competitors. With one known exception, GoverNet Affairs' current competitors are computer-based, not Internet-based. The perceived newness and unproven stature of the Internet is expected to make it difficult, though not impossible, for these competitors to switch to an Internet-based delivery model. However, there can be no assurance that GoverNet Affairs' competitors will choose not to recognize the value of the Internet and elect not to revise their business model accordingly. Should some of these competitors become Internet-based, it is very possible, given their existing customer and revenue bases, that they could experience greater success than GoverNet Affairs in capturing market share.

Employees

         Internet Law and its subsidiaries had 102 full-time employees and 13 contract employees at May 31, 2000. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage and believe that our relationships with our employees are good.

                                   PROPERTIES

Facilities

         Our primary executive offices are at 4301 Windfern Road, Houston, Texas 77041. Prior to our acquisition of ITIS, we sub-leased our office space from ITIS and paid allocated monthly charges of approximately $3,100, which amount will increase to at least $6,200 in July 2000 as ITIS' building lease increases from approximately $9,400 per month to approximately $18,600 per month. GoverNet Affairs maintains its principal offices at 1600 Parkwood Circle, Atlanta, Georgia 30339, where its monthly rent is approximately $3,500. Brief Reporter, a subsidiary of National Law, maintains its principal offices at 408 East Market Street, Charlottesville, Virginia 22902, where its monthly rent is approximately $1,800.

         Management believes that our current facilities are adequate to meet its needs through the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

Other Property

         We are also the owner of subsurface mineral rights on approximately 190 acres located in the City of Mullan, Idaho. Title was acquired by issuance to the real property owners of one share of our common stock for each 25 square feet of surface owned. In acquiring such mineral rights, we, through our predecessor, issued 361,739 shares of common stock, as adjusted for subsequent stock splits and the merger of Allied Silver-Lead Company ("Allied") with us. Conveyance of title included all subsurface rights lying beneath adjacent streets and alleys where ownership rested with the grantor. The acquisition of such mineral rights was completed in November of 1985.

         Through one of our predecessors, we entered into an agreement dated May 1, 1981, with the City of Mullan whereby we, as Lessee, have the right to mine subsurface minerals on approximately 200 acres owned by the City north of Osburn Fault for a period of 25 years (subject to a renewal option for an additional 25 years). The City of Mullan, as lessor, received 20% of all royalty payments or other consideration received by Allied from Hecla Mining Company. If Allied enters in to a lease agreement for the exploration and development of city property south of the Osburn Fault, the City of Mullan will receive 15% of the royalties received. No royalties have been paid on city property south of the fault.

         We have no competitive economic position in the mining industry as no mineral production has ever been realized. Further, we have not received revenue from our mineral rights for the last several years. Under the distribution agreement, the foregoing mineral rights will be distributed to the shareholders of Planet Resources (formerly New Planet) when its registration statement becomes effective. At December 31 and June 30, 1999, we had recorded $10,000 as other current assets related to these mineral rights.

                                LEGAL PROCEEDINGS

         On September 9, 1999, Loislaw.com, Inc. filed a lawsuit in the District Court of Harris County, Texas, 11th Judicial District (Case No. 1999-45563), against us, National Law and ITIS. Lois, one of our competitors, alleged that ITIS breached an agreement between Lois and ITIS by allegedly providing certain materials to National Law for use on National Law's web site, which allegations have been denied by us and our subsidiaries. The suit seeks, among other things, to enjoin National Law from using such Texas materials, actual damages equal to the value of its market position prior to defendants' alleged tortuous interference with the contract, and actual damages for alleged lost profits. Our management and counsel consider the suit without merit, and we intend to vigorously defend the case. The case is set for trial in October 2000.

                                   MANAGEMENT

         Our Directors and Executive Officers

         Effective March 30, 1999, Planet Resources, our predecessor, entered into an agreement and plan of reorganization with National Law Library and the stockholders of National Law. Under this agreement, National Law and Planet Resources were merged, and each share of National Law common stock was exchanged for one share of Planet Resources common stock. In contemplation of this transaction, Planet Resources' stockholders agreed to a one-for-two reverse stock split, which resulted in 2 million shares of its common stock being outstanding immediately prior to the merger. A majority of these shares were owned by A.W. Dugan, our former chairman of the board and president, who may be deemed to have controlled Planet Resources before the merger. Mr. Carr, our current chairman of the board, president and chief executive officer, owned 15,152,500 shares of National Law Library's common stock, and received an equal number of shares of Planet Resources' common stock in the merger. On July 8, 1999, we changed our name from Planet Resources, Inc. to Internet Law Library, Inc.

         Under the terms of this agreement, the majority of the members of Planet Resources' Board of Directors resigned and were replaced by three of National Law's designees, Mr. Carr, Kelley V. Kirker, and Jonathan C. Gilchrist. Mr. Gilchrist resigned as a director on June 15, 1999. Except for this transaction, no arrangement or understanding exists between any director or executive officer or any other person under which any director or executive officer was selected as a director or executive officer.

         There are currently five directors on our Board of Directors. The Board is divided into three classes with staggered three-year terms.

         The following table sets forth certain information concerning our directors and executive officers who were either serving or had been chosen to serve in this capacity as of June 9, 2000:

Name                                                 Age                          Position with Internet Law
----                                                 ---                          --------------------------
Hunter M.A. Carr.................................     51   Chairman of the Board of Directors, President and Chief Executive Officer
Eugene A. Cernan, SUN (Ret.).....................     65   Director
Kelley V. Kirker.................................     40   Director and Chief Operations Officer
George A. Roberts................................     80   Director and member of Compensation Committee
W. Paul Thayer...................................     80   Director and Chairman of Compensation Committee
David P. Harriman................................     51   President of National Law Library
K. Charles Peterson..............................     56   General Counsel
Kara A. Kirker...................................     37   Treasurer, and Chief Financial Officer and Treasurer of National Law
                                                           Library
Joanna Hoover....................................     50   Chief Financial Officer
Robert Sarlay....................................     55   Vice President, Special Programs and Shareholder Relations
Edward P. Stevens................................     51   Vice President, Business Development
Carol Ann Wilson.................................     58   Corporate Secretary, and Vice President of Content and Corporate
                                                           Secretary for National Law Library

         Hunter M.A. Carr has been our chairman of the board of directors, president and chief executive officer since March 30, 1999. Mr. Carr is the founder of National Law and has served as chairman of the board and president of National Law Library since its founding in November 1998. From April 1994 until October 1999, Mr. Carr served as chairman of the board and chief executive officer of ITIS, one of our content providers and a company in which Mr. Carr was the sole stockholder until January 2000. In October 1999, Mr. Carr resigned as chief executive officer of ITIS, but continues to serve as its chairman of the board. Mr. Carr has served as one of our directors since March 30, 1999. His current term on the board began on February 28, 2000, and will expire on February 27, 2003.

         Eugene A. Cernan, USN (Ret.), author of The Last Man on the Moon (St. Martin's Press 1999), brings to us an unparalleled background of courage and achievement. Mr. Cernan spent 20 years as a naval aviator, the last 13 of which were with NASA. He served on three space missions, the last being as Commander of Apollo XVII, and has received numerous decorations and honors for that service. Mr. Cernan has served as chairman of Johnson Engineering Corporation, which provides NASA with systems development for flight crews and crew station design for the Space Shuttle, Spacelab, Space Station, Lunar Base and Mars Outpost, since 1994. From 1986 to 1992, Mr. Cernan was the executive vice president and director of Coral Petroleum, Inc., where he was in charge of corporate development of a worldwide supply and marketing strategy. From 1986 to 1992, he was executive consultant for the government systems group of Digital Equipment. He has been selected for enshrinement into the National Aviation Hall of Fame in July 2000.

         Mr. Cernan's many honors range from the Navy Distinguished Flying Cross to a television Emmy. His membership in professional societies includes the Society of Experimental Test Pilots, the American Space Institute, and the Golden Eagles. His directorships include Up with People, the Lone Star Flight Museum, First Bank, and Alaska Aerospace Development Corp. Mr. Cernan's term as a director began on January 1, 2000, with his appointment by the board, and it will expire on December 31, 2002.

         Kelley V. Kirker has been our Chief Operating Officer since April 30, 2000, and served as one of our vice presidents from June 15, 1999 until July 13, 1999. Mr. Kirker has also served as a director of National Law since July 1, 1999. On October 1, 1999, Mr. Kirker was appointed chief executive officer of ITIS. Since April 1994 Mr. Kirker has served as president and chief operating officer of ITIS. From 1987 until 1994, Mr. Kirker was employed by MLSI, Inc., a company engaged in litigation support service and owned by Mr. Carr. Prior to 1987, Mr. Kirker was employed for approximately five years by Texaco, Inc. in its computer information service area. Mr. Kirker has served as one of our directors since March 30, 1999. His current term on the board began on February 28, 2000, and will expire on February 27, 2003.

         George A. Roberts served Teledyne, Inc. in various positions from 1966 until his retirement in 1993. He began his service as president, became chief executive officer and president in 1986, was elected vice chairman of the board and chief executive officer in 1991, and became chairman of the board in 1991. Prior to that time, from 1941 until 1966, Dr. Roberts was employed by the Vasco Metals Corporation, first as research metallurgist, as chief metallurgist in 1945, as vice president-technology in 1953, and was elected president in 1961.

         Dr. Roberts is a member of the National Academy of Engineering, a fellow of The American Society for Metals, The Metallurgical Society and The Society of Manufacturing Engineers. He is also a life trustee of the Carnegie-Mellon University. In 1980, he was awarded the Carnegie-Mellon University Distinguished Achievement Award. In 1984, Dr. Roberts received an award from the National Conference of Christians and Jews for distinguished service in the field of human relations, and he also received the 1984 Americanism Award from the Boy Scouts of America. Dr. Roberts was elected to the board on February 28, 2000, and his term will expire on February 27, 2003.

         Paul Thayer's background provides a wealth of experience from which he can draw as a director. From 1983 to 1984, he served in the Reagan Administration as Deputy Secretary of Defense and received many awards for his service. Prior to this time, from 1970 to 1983, Mr. Thayer served as chairman of Ling-Temco-Vought in Dallas, Texas. Mr. Thayer graduated number one in his Navy Aviation Cadet Class. He later served as a test pilot, combat ace, commercial airline pilot, and he flew around the world in 1993. Mr. Thayer was a U.S. Navy combat ace in World War II and an experimental test pilot. He was the first pilot to break the sound barrier in a production Navy fighter. In 1994, he was inducted into the Navy Experimental Test Pilots Hall of Fame, and he is a past recipient of the J. H. Doolittle Award and the Kitty Hawk Award. Among his many other honors are the Distinguished Flying Cross, two presidential citations, and the distinguished Horatio Alger Award. Mr. Thayer's notable community service includes the Robert M. Thompson Navy League Award for outstanding civilian leadership, the University of Kansas Distinguished Service Citation for outstanding achievements and service to mankind, and the Air Force Medal and Decoration for Exceptional Civilian Service. In addition, Mr. Thayer is a past chairman of the Chamber of Commerce of the United States and of the National Corporate Advisory Board of the Vietnam Veterans Memorial Fund. Mr. Thayer's term as a director began on January 1, 2000, with his appointment by the board, and it will expire on December 31, 2002

         David P. Harriman has served as the President of National Law since December 1, 1999. In 1996, Mr. Harriman founded Brief Reporter as a publishing start-up with a database of appellate briefs for attorneys on the Internet. Prior to that time, Mr. Harriman served in various positions at The Michie Company, most recently as president and chief executive officer from 1989 to 1996.

         K. Charles Peterson joined us as our general counsel in May 2000. He graduated from Harvard College, Class of 1965, with an A.B. in Mathematics. Peterson was a first lieutenant in the U.S. Army and was decorated for service in Vietnam. In 1976 he graduated summa cum laude from South Texas College of Law, where he received the Mary Moody Northen Award for Scholastic Excellence, was on Law Review, and received numerous American Jurisprudence awards. A former partner of the Reynolds, Allen & Cook Law Firm, Peterson has continued in private practice since 1976. In recent years he co-founded the Trinity Life Center, which provides services for more than 4,500 abused children each year.

         Kara A. Kirker has served as our Treasurer and as National Law's Chief Financial Officer and Treasurer since October 1, 1999. Prior to joining us, Ms. Kirker provided services to National Law on a contract basis as an officer of ITIS. From January 1994 until National Law's inception in November 1998, Ms. Kirker served as the controller and treasurer of ITIS, in which positions she continues to serve. From 1981 to 1994, Ms. Kirker served as assistant treasurer of Stone & Webster Oil Company, Inc. in the revenue accounting area.

         Joanna Hoover joined us on May 1, 2000, after having served as outside Certified Public Accountant for ITIS and its related entities since 1994. Ms. Hoover has been in the practice of public accounting since 1973 and has been a shareholder/partner in the Houston accounting firm of Nommensen, Hoover & Williams, P.C., since 1985. In addition to being a CPA, she holds licenses in the fields of insurance, securities and investments. On June 6, 2000, Ms. Hoover became our Chief Financial Officer.

         Robert Sarlay has served as our Vice President for Special Programs and Shareholder Relations since July 1, 1999. Prior to joining us, from October 1998 until July 1999, Mr. Sarlay was the manager of marketing for ITIS and provided marketing and shareholder services on a contract basis to us and to National Law. From August 1997 to October 1998, Mr. Sarlay was the owner/operator of three restaurants in the Houston area. From 1993 to 1997, he served as the president of Advanced Care Centers of America, LLC, an operator of nursing home facilities in Texas. Mr. Sarlay was the vice president commercial division of Asset Partners, Inc., an operator of commercial office buildings in the Houston area. Prior to 1991, Mr. Sarlay served as an operations and executive officer of various companies engaged in long-term care, medical management, apartment development and management, and convenience store operations.

         Edward P. Stevens joined us as Vice President, Business Development in November 1999. From 1998 to 1999, Mr. Stevens served as sales engineer for StorNet, Inc., an authorized reseller of computer products and services. Prior to that time, from 1997 to 1998, he served as integration sales consultant for Computer Tech, Inc, another authorized reseller. From 1995 to 1997, Mr. Stevens served as acting president and national account manager for Executive Database Controls.

         Carol Ann Wilson joined us as Secretary and Vice President of Content and Secretary for National Law Library in June 1999. From September 1995 to April 1999, Ms. Wilson served as the legal secretary and personal assistant to John M. O'Quinn, P.C. From 1980 to 1995, she was the legal secretary to Joe H. Reynolds. Since 1985, Ms. Wilson has been an active member and speaker in various state and national legal secretarial and paralegal organizations. She is the author of Plain Language Pleadings (Prentice Hall 1996), and has been published in national trade journals and other publications.

Significant Employees

         The following sets forth certain information regarding significant employees who are not executive officers but who make or are expected to make significant contributions to our business.

         Ronald W. Hogan has served as Chief Executive Officer of GoverNet Affairs since founding that company in May 1996. In this capacity, he has been responsible for marketing the company's services and developing and installing much of the software used in capturing, parsing and summarizing legislative data for GoverNet Affairs' subscribers. From late 1983 until late 1995, Mr. Hogan was employed by Waste Management, Inc. where he was responsible for developing a nationwide state government affairs program and serving as that company's first regional director of state government affairs. Prior to 1983, he worked as an issues management consultant to such organizations as Prudential Insurance, Dow Chemical, and the Colorado Energy Research Institute, and he was employed with the National Conference of State Legislatures where he served as Acting Director of the Office of Science and Technology. Mr. Hogan spent seven years in the United States Navy as a Russian linguist.

         Donald H. Kellam was appointed President of GoverNet Affairs in March 2000. Prior to his appointment, Mr. Kellam was engaged, and continues to be engaged, in a variety of entrepreneurial ventures. Mr. Kellam is a 15 year veteran of the securities business, specializing in a fixed income securities client base. From December 1998 until his present position with GoverNet Affairs, Mr. Kellam was the President and a Manager of RPT LLC, a company engaged in software development. In May 1997, he founded and was a manager of Intelisys GA LLC, a company that developed and sold neural cube optical character recognition technology. In December 1994 Mr. Kellam founded AQS LLC, a company engaged in institutional fixed income portfolio management, and served as its President until founding Intelysis GA. Prior to December 1994, Mr. Kellam served as President and CEO of Arbour Financial, an institutional fixed income broker/dealer. Mr. Kellam is a member of the Board of Directors of Mastercare Insurance Company, an East-coast managed care workers compensation provider, and also serves on the National Council of Student Venture and Josh McDowell Ministries. Mr. Kellam holds a B.A. in marketing from Chaminade University.

         Charles F. Dunbar has served as Vice President, Sales for National Law Library since July 1, 1999. From April 1999 to June 1999, Mr. Dunbar was an employee of ITIS in which capacity he provided consulting services in the sales area to National Law Library. From April 1995 to April 1999, he was the chief executive officer and president of Image Vault, a sales and marketing consulting firm based in Houston, Texas. From 1990 to 1995, Mr. Dunbar served as vice president of sales for MLSI, Inc., a company once owned by Mr. Carr, and then as vice president of sales for ITIS.

Family Relationships

         Kara A. Kirker is a niece by marriage of Hunter M.A. Carr. Kelley V. Kirker is married to Ms. Kirker.

Executive Compensation

          Each of Mr. Carr, Mr. Sarlay, Mr. Dunbar, and Ms. Kirker is currently an officer of us and was, until July 1, 1999, an employee of ITIS. Effective beginning in March 1999, National Law and ITIS operated under a management and financial services agreement under which ITIS provided accounting, staffing, and procurement services and office space to National Law. Under this agreement, we paid ITIS for staffing services at 125% of cost. Under a personal service contract between National Law and Mr. Carr covering executive services, marketing and business development, public relations, and general management, which became effective in November 1998, Mr. Carr received $55,400 for services performed from the inception of National Law on November 30, 1998, to June 30, 1999.

          The following table summarizes the compensation paid by us directly to certain executive officers during the six months ended December 31, 1999. Apart from these executive officers, we did not pay any employee an annual salary and bonus exceeding $100,000 during the six months ended December 31, 1999.

                          Summary Compensation Table
                  For the Six Months Ended December 31, 1999

                                                     Annual Compensation                          Long Term Compensation
                                                     -------------------                          ----------------------
                                                                                              Awards
                                                                                              ------
Name and principal position               Year     Salary    Bonus   Other Annual   Restricted     Securities     LTIP   All other
---------------------------               ----     ------    -----   ------------   -----------    ----------     ----   ---------
                                                                     compensation   Stock Awards   underlying   payouts compensation
                                                                     ------------   ------------   ----------   ------- ------------
                                                                                                     options
                                                                                                     -------
Hunter M.A. Carr                          1999   $90,000     $-0-        $-0-           $-0-           -0-       $-0-       $-0-
   Chairman of the Board, President and   1998        -0-     -0-         -0-            -0-           -0-        -0-        -0-
   Chief Executive Officer                1997        -0-     -0-         -0-            -0-           -0-        -0-        -0-
David P. Harriman                         1999     8,333      -0-         -0-            -0-      300,000         -0-        -0-
   Chief Operating Officer and            1998        -0-     -0-         -0-            -0-           -0-        -0-        -0-
   President Of National Law              1997        -0-     -0-         -0-            -0-           -0-        -0-        -0-

          During the six months ended December 31, 1999, and the period from inception of National Law on November 30, 1998, to June 30, 1999, we did not grant any stock appreciation rights.

          The following table summarizes the compensation paid by us directly to A.W. Dugan, who served as chief executive officer until March 30, 1999, and either directly or indirectly to Mr. Carr under a personal services contract as our president and chief executive officer since March 30, 1999. We did not pay any employee an annual salary and bonus exceeding $100,000 during the period from inception of National Law on November 30, 1998, to June 30, 1999.

                          Summary Compensation Table
      For the Period from Inception of National Law on November 30, 1998 to June 30, 1999


                                                    Annual Compensation                          Long Term Compensation
                                                    -------------------                          ----------------------
                                                                                            Awards            Payouts
                                                                                            ------            -------
Name and principal position              Year    Salary    Bonus   Other Annual    Restricted    Securities    LTIP      All other
---------------------------              ----    ------    -----   ------------    ----------    ----------    -----     ---------
                                                                   compensation   Stock Awards   underlying   payouts   compensation
                                                                   ------------   ------------   ----------   -------   ------------
                                                                                                   options
                                                                                                   -------
Hunter M.A. Carr                         1999      $-0-     $-0-      $55,400(1)       $-0-          -0-        $-0-         $-0-
  Chairman of the Board, President and   1998       -0-      -0-           -0-          -0-          -0-         -0-          -0-
  Chief Executive Officer                1997       -0-      -0-           -0-          -0-          -0-         -0-          -0-
A.W. Dugan                               1999       -0-      -0-           -0-          -0-          -0-         -0-          -0-
  Former Chairman of the Board and       1998       -0-      -0-           -0-          -0-          -0-         -0-          -0-
  President                              1997       -0-      -0-           -0-          -0-          -0-         -0-          -0-

____________

(1) Mr. Carr was compensated under a personal service contract during the period from inception of National Law on November 30, 1998, to June 30, 1999.

     The following table sets forth the grants of stock options made to our employees during the six months ended December 31, 1999, and during the period from inception of National Law on November 30, 1998, to June 30, 1999. No stock options were granted to any other employees during these periods.

                                                                        Individual Grants
                                                                        -----------------
Name                                             Number of     Percent of total    Exercise or Base  Expiration Date   Grant date
----                                            ----------     ----------------    ----------------  ---------------   ----------
                                                securities    options granted to   price ($/share)                      value(2)
                                                -----------   ------------------   --------------                       --------
                                                underlying     employees during
                                                -----------    ----------------
                                              options granted     the period
                                              ---------------     ----------
For the six months ended
December 31, 1999
   Ronald W. Hogan(3)......................       166,250              26%               $2.94           8/30/07         $295,835
   John R. Marsh(3)........................        75,000              12%               $2.94           8/30/07         $133,460
   David P. Harriman(3)....................       300,000              47%               $3.00           8/30/07         $300,019
During the period from inception of National
   Law on November 30, 1998, to June 30, 1999
   Hunter M.A. Carr(1).....................     1,250,000             100%               $3.00           4/11/09         $847,047

______________

(1)  All such options were exercisable on April 12, 1999, the date of grant.

(2) Grant date value was determined using the Black-Scholes option valuation model. The following assumptions were made in using this model: Assumed expected volatility factors ranging from 75% to 92%, a 6% risk-free rate of return, a dividend yield of zero, and terms for exercising the options of between three and 10 years. The actual value, if any, a person may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(3) Options issued to former officers of companies acquired during the six months ended December 31, 1999. These individuals subsequently became officers of us or our subsidiaries. Before the options may vest, certain future subsidiary financial results or personal performance criteria must be satisfied. The earliest date on which one third of these options may be exercised is August 31, 2000, and the latest date on which the last one third of these options may be exercised is August 30, 2006. In the case of Messrs. Hogan and Marsh, the criteria for vesting had not been satisfied at December 31, 1999.

     The following table sets forth information concerning the number and value of securities underlying unexercised options held on December 31 and June 30, 1999.

                     Aggregate Options Exercisable and Option Values

                                              Number of securities underlying             Value of unexercised
                                              --------------------------------
                                            unexercised options at end of period     in-the-money options at end of period(1)
                                            ------------------------------------     ---------------------------------------
Name                                           Exercisable       Unexercisable       Exercisable             Unexercisable
----                                           -----------       -------------       -----------             -------------
December 31, 1999
   Hunter M.A. Carr.......................      1,250,000                 -           $2,500,000                         -
   Ronald W. Hogan........................                          166,250                    -                  $342,475
   John R. Marsh..........................                           75,000                    -                  $154,500
   David P. Harriman......................                          300,000                    -                  $600,000
June 30, 1999
   Hunter M.A. Carr.......................      1,250,000                 -           $2,500,000                         -

___________

(1) Based on the difference between the option exercise prices and the closing sale prices of $5.00 and $1.875 of our common stock as reported on the over-the-counter bulletin board on December 31, 1999, and June 30, 1999, respectively, multiplied by the number of shares underlying the options.

Compensation of Directors

          On March 26, 1999, our majority stockholders and our board of directors adopted the 1999 Director Option Plan pursuant to which our outside directors are granted options for the purchase of our common stock. Under the director option plan, each outside director is automatically granted options to purchase 15,000 shares of common stock on the date he or she becomes a director. Thereafter, each outside director who serves for six months or longer is awarded options to purchase an additional 1,000 shares of common stock at our annual meeting of stockholders. These options have a term of ten years, and carry an exercise price of 100% of the fair market value of our common stock on the date of grant.

          In April 1999, the board of directors approved a stock option grant to Mr. Tompkins covering 1,000,000 shares of common stock. This option vested upon being granted, is exercisable at $3.00 per share, and may be exercised in whole or in part over a term of 10 years from date of grant. The board approved this grant as an incentive for Mr. Tompkins to serve as our first outside director. Mr. Tompkins became one of our directors on August 31, 1999.

          In December 1999, the board of directors approved outside director compensation in the form of awards of our common stock. These awards will be for 25,000 shares of our common stock payable to each outside director at the beginning of each year of service. In March 2000, we issued a total of 125,000 shares of our common stock, valued at $551,200, to our outside directors. In addition, the board voted in January 2000 to pay each director a meeting fee of $1,000 per in-person meeting and $500 per telephone meeting. The board agreed to hold monthly telephone meetings and quarterly in-person meetings.

Compensation Committee Interlocks and Insider Participation

          Messrs. Carr, Kirker, Reynolds and Tompkins participated in the deliberations of our board concerning executive officer compensation during the six months ended December 31, 1999.

Stock Performance Graph

         SEC rules require registration statements to contain a performance graph comparing the performance of our common stock against a broad equity market index and against either a published industry or line-of-business index or group of peer issuers through the end of our latest fiscal year. We chose the Nasdaq Composite Index as the relevant broad equity market index and Goldman Sachs Technology Internet Index as the relevant line-of-business index. The graph assumes the investment of $100 on April 1, 1999, the date our common stock was first listed.

                                    [GRAPH]

                             CERTAIN TRANSACTIONS

          Mr. Carr, our chairman of the board of directors, chief executive officer and president, was also the sole stockholder of ITIS during the period from National Law's inception on November 30, 1998, to December 31, 1999. During the three months ended March 31, 2000, Mr. Carr sold approximately 95% of his stock in ITIS to various individuals and entities, some of whom are either directors or officers of Internet Law or are entities controlled by directors of Internet Law. Under a stock exchange agreement dated April 30, 2000, we exchanged 5,044,903 shares of our common stock for all of the outstanding common stock of ITIS. The closing price of our common stock at April 28, 2000 was $4.25 per share. Of the 5,044,903 shares so issued, 1,721,003 shares were issued to five of our directors or their beneficiaries and 332,000 shares were issued to five of our officers as shown below:

     Name of Director/Officer                                              Position              Number of
     ------------------------                                              --------              ---------
                                                                                                   Shares
                                                                                                   ------
     Hunter M.A. Carr.........................................   Director and officer              196,003
     W. Paul Thayer (Thayer Investment Co.)...................   Director                          750,000
     Kelley V. Kirker.........................................   Director and officer              500,000
     Eugene A. Cernan.........................................   Director                           25,000
     George A. Roberts, Ttee..................................   Director                          250,000
     Edward P. Stevens........................................   Officer                           150,000
     Donald H. Kellam.........................................   Officer                           150,000
     David P. Harriman........................................   Officer                            25,000
     Robert Sarlay............................................   Officer                             3,300
     K. Charles Peterson......................................   Officer                             4,000
                                                                                                 ---------
          Total...............................................                                   2,053,303

          Prior to its acquisition by us, ITIS has provided National Law with various executive, sales and marketing, and administrative services since National Law's inception on November 30, 1998. In addition, ITIS was and continues to be the sole provider of case law content to National Law. Set forth below is a summary of the agreements between National Law and ITIS.

          In December 1998, National Law and ITIS entered into a continuing service agreement under which ITIS provides database content to National Law. Under the terms of this agreement, ITIS provides National Law with data files containing case law and statutes that are in the public domain together with coding and proprietary editing services covering these data files. National Law is charged $.65 per 1,000 characters for those data files that satisfy certain prescribed quality control requirements. Under the agreement, National Law is obligated for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. However, pricing under this agreement is to reflect market prices for comparable work, and National Law may select another vendor should ITIS' prices not be competitive.

          Despite the contract rate of $0.65 per 1,000 characters, during the six months ended December 31, 1999, National Law revised its method of accounting for its purchases of content from ITIS due to the common control exercised over both entities by Mr. Carr and due to the increasing materiality of the transactions. During this period, approximately 10,332,200,000 bytes of case law content was delivered by ITIS to National Law at a contract value of $6,722,000. National Law, however, recorded this content at ITIS' estimated cost of $987,594. In addition, the Company has restated its case law content purchased from ITIS during the period from National Law's inception on November 30, 1998, to June 30, 1999. As a result of this revaluation, at June 30, 1999, case law content was revised from approximately $1,787,000 to approximately $1,197,000, and the related payable to affiliated company of $115,700 was revised to reflect a receivable from affiliated company of approximately $474,300.

          Effective beginning in March 1999, National Law and ITIS operated under a management agreement. Under this agreement, ITIS provided accounting, staffing, and procurement services and office space to National Law. Accounting services were charged at the rate of $85 per hour, staffing services were charged at 125% of cost, office supplies, equipment, and telephone services were charged at 120% of cost, and office space rental was based on 120% of cost. In addition, ITIS was entitled to charge a $3,600 monthly management fee under the agreement. During the six months ended December 31, 1999, and the period from inception of National Law on November 30, 1998, National

Law incurred charges totaling approximately $342,800 and $298,800, respectively, and, at December 31, 1999 and June 30, 1999, National Law owed ITIS approximately $32,400 and $97,800, respectively, under this agreement.

     Effective in December 1998, National Law entered into an agreement with ITIS to receive software development and consulting services for its database and retrieval. During the six months ended December 31, 1999, National Law incurred charges totaling approximately $34,600 and, at December 31, 1999, National Law owed ITIS approximately $3,800 under this agreement. No charges were incurred through June 30, 1999.

     Effective in November 1998, National Law and Mr. Carr entered into a personal service contract. During the period from inception of National Law on November 30, 1998, to June 30, 1999, National Law incurred total charges of $55,400 under this agreement. The agreement was terminated on July 1, 1999 when Mr. Carr became one of our salaried officers.

     Prior to the reverse acquisition, Planet Resources paid approximately $70,000 for accounting and management services and rent to a company controlled by A.W. Dugan, the then chairman of the board of directors and president and a significant stockholder of Planet Resources.

     During the four months ended April 30, 2000, we borrowed $1,400,000 from Mr. Carr, personally. The borrowings from Mr. Carr are evidenced by ten unsecured promissory notes each of which is payable in full with accrued interest six months from the date of the note. Each note bears an annual interest rate of 11.75%. Mr. Carr has further committed that should we need to extend the maturity of the notes, he would do so. In no event would he require payment prior to March 31, 2001, if to do so would prevent us from paying our other obligations on a timely basis.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of June 9, 2000, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of common stock,
(ii) by each director, and (iii) by all directors and executive officers as a group and by A.W. Dugan, who served as our chief executive officer until March 30, 1999. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

     The mailing address for each person identified below is c/o Internet Law Library, Inc., 4301 Windfern Road, Suite 200, Houston, Texas, 77041.

Name                                                                               Shares                     Percentage of
----
                                                                             Beneficially Owned           Outstanding Shares(1)
                                                                             ------------------           ---------------------

Hunter M.A. Carr.......................................................         15,673,503(2)                    49.9%
Eugene A. Cernan.......................................................             50,000                          *
Kelley V. Kirker.......................................................            701,500(3)                     2.3%
George A. Roberts......................................................            275,000                          *
Paul Thayer............................................................          1,255,000                        4.0%
Jack I. Tompkins.......................................................          2,952,500(4)                     9.4%
A.W. Dugan.............................................................          1,080,091(5)                     3.4%
All executive officers and directors as a group (15 persons)...........         19,036,937(6)                    60.7%

___________

*    Less than 1%.

(1) Percentage of beneficial ownership is based on 30,145,761 shares of common stock outstanding as of June 9, 2000. In computing an individual's beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable as of or within 60 days of June 9, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Includes options to purchase 1,250,000 common shares that are currently exercisable and 600,000 shares held by a limited partnership of which Mr. Carr is the general partner, for the benefit of Mr. Carr's children.

(3) Includes 100,000 shares held by Mr. Kirker's spouse, as to which Mr. Kirker disclaims beneficial ownership.

(4) Mr. Tompkins resigned as one of our directors effective June 9, 2000. Includes options to purchase 1,000,000 common shares that are currently exercisable.

(5) Includes 120,000 shares held by Anglo Exploration Corp., which is controlled by Mr. Dugan.

(6) Includes options to purchase 1,250,000 common shares that are currently exercisable. This total does not include 2,952,500 shares beneficially owned by Jack Tompkins, who resigned as a director effective June 9, 2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

         As of June 9, 2000, we had issued and outstanding 30,145,761 shares of our common stock and 2,250,000 additional shares of common stock issuable upon exercise of outstanding options and warrants by Hunter Carr and Jack Tompkins. The possibility that substantial amounts of our common stock may be issued and/or freely resold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

         Of the 30,145,761 shares of common stock issued and outstanding (as of June 9, 2000), we believe that approximately 5,443,238 of the shares are freely tradable without restriction (except for legal opinions that might be required for Rule 144 shares) or further registration under the Securities Act, excluding any shares held or purchased by one of our "affiliates" (in general, a person who has a control relationship with us). As of June 9, 2000, our affiliates collectively owned 15,337,500 unregistered common shares that met the holding period requirements of Rule 144 (including 14,423,503 shares beneficially owned by Hunter Carr), of which we believe approximately 1,036,911 shares could be immediately resold pursuant to, and within the volume limitations of, Rule 144. We believe that of the remaining shares, approximately 6,120,015 shares are "restricted securities" held by our non-affiliates and may be resold thereafter in compliance with Rule 144. We believe that such remaining shares will become tradable under Rule 144 as follows:

             Dates that holding period expires                      Number of Shares
             ---------------------------------                      ----------------
                         June 2000                                         76,550
                         July 2000                                         34,834
                        August 2000                                       225,854
                      September 2000                                      658,333
                       October 2000                                       840,000
                       November 2000                                      446,352
                       December 2000                                      492,367
                        April 2001                                      3,323,900
                         May 2001                                          21,825

In addition, our affiliates collectively own 3,245,003 restricted shares which will meet the holding period requirement of Rule 144 at varying times throughout the next year.

          The approximately 4,967,193 common shares that may be acquired upon conversion of the 300 convertible preferred shares sold in the private placement in May 2000 and the warrants to purchase 500,000 shares issued to Cootes Drive LLC in connection with the private placement, as well as the warrants to purchase 200,000 shares issued to Aspen Capital Partners, Inc., are being registered by this registration statement in accordance with a registration rights agreement. An additional 787,782 common shares that have been previously issued by us pursuant to consulting or acquisition agreements have piggyback registration rights and are also being registered by this registration statement.

         In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned such shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock or (ii) the average weekly trading volume in our common stock on the OTC Bulletin Board during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about us. A person (or persons whose shares are aggregated) who is deemed not be have been an "affiliate" of ours at any time during the 90 days preceding a sale by that person and who has beneficially owned his shares for at least two years, will be able to sell his shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of ours.

                                    EXPERTS

         The financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and by Harper & Pearson Company, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                               OTHER INFORMATION

         In January 2000, our board of directors voted to dismiss and replace Harper & Pearson Company as our independent accountants with Arthur Andersen LLP. Our board of directors Audit Committee recommended this action and it was approved by our board of directors on February 28, 2000. Our consolidated financial statements for the six months ended December 31, 1999, have been audited by Arthur Andersen, LLP.

         For the period from the inception of National Law on November 30, 1998, to June 30, 1999, and for the year ended June 30, 1998, Harper & Pearson's reports did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the periods inception to June 30, 1999, the one year ended June 30, 1998, and the subsequent interim period ended April 5, 2000, there were no disagreements with Harper & Pearson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Harper & Pearson, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

         Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles. We have authorized Harper & Pearson to respond fully to the inquiries of Arthur Andersen, LLP.

                                 LEGAL MATTERS

         The legality of the shares of common stock offered by this prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described below.

         In addition, we have filed reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

              Public Reference Room             New York Regional Office            Chicago Regional Office
              450 Fifth Street, N.W               7 World Trade Center                  Citicorp Center
                    Room 1024                          Suite 1300                   500 West Madison Street
              Washington, D.C. 2054             New York, New York 10048                  Suite 1400
                                                                                 Chicago, Illinois 60661-2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like ourselves, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 1-09016. You may request a copy of these filings at no cost by writing or telephoning Carol A. Wilson at:

                          Internet Law Library, Inc.
                          4301 Windfern Road, Suite 200
                          Houston, Texas 77041
                          Telephone Number: (281) 600-6000

     Our web site address is www.interlawlibrary.com. Our common stock is quoted
                             ------------------------
on the over-the-counter bulletin board under the symbol "ELAW."

            INDEX TO REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS AND
                             FINANCIAL STATEMENTS

                                                                                                                           Page
                                                                                                                           ----
Reports of Independent Public Accountants........................................................................       F-2 and F-3
Consolidated Balance Sheets as of March 31, 2000, and December 31 and June 30, 1999..............................           F-4
Consolidated Statements of Operations for the three-months ended March 31, 2000 and 1999, and for the six months ended December 31, 1999, and for the period from inception (November 30, 1998) through June 30,
   1999..........................................................................................................           F-5
Consolidated Statements of Stockholders' Equity for the three-months ended March 31, 2000 and 1999, and for the six months ended December 31, 1999, and for the period from inception (November 30, 1998) through June 30,
   1999..........................................................................................................           F-6
Consolidated Statements of Cash Flow for the three-months ended March 31, 2000 and 1999, and for the six months
   Ended December 31, 1999, and for the period from inception (November 30, 1998) through June 30,
   1999..........................................................................................................           F-7
Notes to Consolidated Financial Statements.......................................................................           F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Law Library, Inc.:

          We have audited the accompanying consolidated balance sheet of Internet Law Library, Inc. (formerly Planet Resources, Inc.) and subsidiaries, as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the six months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Law Library, Inc., and subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the six months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Houston, Texas
May 11, 2000

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Internet Law Library, Inc.
Houston, Texas

          We have audited the accompanying consolidated balance sheet of Internet Law Library, Inc. (formerly Planet Resources, Inc.) as of June 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows from November 30, 1998 (date of inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Internet Law Library, Inc. at June 30, 1999 and the results of their operations and their cash flows for the period ended June 30, 1999 in conformity with generally accepted accounting principles.

          As more fully discussed in the accompanying financial statements, the Company has entered into material agreements and contracts with related individuals and entities owned by related individuals and entities that have resulted in material transactions and balances with these related parties.

/s/ HARPER & PEARSON COMPANY

Houston, Texas
September 16, 1999, (Except with respect to June 30, 1999 matters discussed in
Note 2, Page F-8, as to which the date
is April 18, 2000)

INTERNET LAW LIBRARY, INC. CONSOLIDATED BALANCE SHEETS

                                                                                   March 31, 2000   December 31, 1999   June 30,1999
                                                                                   --------------   -----------------   ------------
                                                                                    (unaudited)                          (restated)
                                     ASSETS
Current assets:
   Cash and cash equivalents, including $11,792, $20,235 and $32,515,
      respectively, distributable to the stockholders of Planet Resources, Inc...   $   167,226     $     78,544      $   54,629
   Short-term investments........................................................             -          450,000               -
   Accounts receivable, net of allowance for doubtful accounts of $4,496, $5,534
      and $-, respectively.......................................................        71,713           86,015           1,322
   Due from affiliated company...................................................             -           55,423         324,427
   Due from stockholders.........................................................             -                -          11,295
   Other current assets..........................................................        42,958           13,284          10,000
                                                                                    -----------     ------------      ----------
      Total current assets.......................................................       281,897          683,266         401,673
Database content and software costs, net.........................................     6,311,165        2,956,861       1,989,035
Furniture and equipment, net.....................................................       179,619          104,066          33,362
Intangible assets, net...........................................................     2,073,319        2,176,458               -
                                                                                    -----------     ------------      ----------
      Total assets...............................................................   $ 8,846,000     $  5,920,651      $2,424,070
                                                                                    ===========     ============      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable - Chairman......................................................   $   900,000     $          -      $        -
   Note payable..................................................................             -                -         180,000
   Accounts payable..............................................................       318,599          156,472          55,857
   Due to affiliated company.....................................................     3,015,835                -               -
   Accrued liabilities...........................................................        87,251           72,414           4,891
   Deferred revenue..............................................................        75,913           82,400               -
   Assets distributable to stockholders..........................................        21,791           30,235          42,515
                                                                                    -----------     ------------      ----------
      Total current liabilities..................................................     4,419,389          341,521         283,263
Commitments and contingencies....................................................             -                -               -
Redeemable common stock..........................................................       125,000          125,000               -
Stockholders' equity:
   Preferred stock, par value $.001, 50,000,000 shares authorized;  no shares
      issued.....................................................................             -                -               -
   Common stock, par value $.001, 100,000,000 shares authorized; 25,079,033,
      24,920,991 and 21,132,288 shares issued, respectively; 25,068,295,
      24,910,253 and 21,121,550 shares outstanding, respectively.................        25,079           24,921          21,133
   Additional paid-in capital....................................................     8,910,660        7,974,994       2,775,072
   Deferred compensation.........................................................      (670,178)        (364,600)              -
   Accumulated deficit...........................................................    (3,920,766)      (2,138,001)       (612,214)
   Treasury stock, at cost, 10,738 shares........................................       (43,184)         (43,184)        (43,184)
                                                                                    -----------    -------------    ------------
      Total stockholders' equity.................................................     4,301,611        5,454,130       2,140,807
                                                                                    -----------    -------------    ------------
      Total liabilities and stockholders' equity.................................   $ 8,846,000     $  5,920,651      $2,424,070
                                                                                    ===========    =============    ============


             The accompanying notes are an integral part of these
                       consolidated financial statements

INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             For the three    For the three     For the six       From Inception
                                                             months ended     months ended     months ended      (November 30, 1998)
                                                             March 31, 2000   March 31, 1999  December 31, 1999   to June 30, 1999
                                                             --------------   --------------  -----------------   ----------------
                                                               (unaudited)      (unaudited)
REVENUE....................................................  $      208,382    $       9,228  $         222,697    $        53,520
OPERATING EXPENSES:
   Selling and marketing...................................         316,252           64,081            372,324            244,775
   General and administrative..............................       1,307,147          136,350          1,108,645            211,891
   Production and computer service.........................         154,763           12,000             73,628             65,073
   Amortization and depreciation...........................         207,478           63,140            197,037            142,783
                                                             --------------   --------------  -----------------   ----------------
      Total operating expenses.............................       1,985,640          275,571          1,751,634            664,522
                                                             --------------   --------------  -----------------   ----------------
OPERATING LOSS.............................................  $   (1,777,258)  $     (266,343)        (1,528,937)          (611,002)
INTEREST INCOME (EXPENSE)..................................          (5,507)               -              3,150             (1,212)
                                                             --------------   --------------  -----------------   ----------------
NET LOSS...................................................  $   (1,782,765)  $     (266,343) $      (1,525,787)   $      (612,214)
                                                             ==============   ==============  =================   ================
NET LOSS PER SHARE, basic and diluted......................  $        (0.07)  $        (0.02) $           (0.07)   $         (0.06)
                                                             ==============   ==============  =================   ================

SHARES USED IN COMPUTING NET LOSS PER SHARE, basic and
   diluted.................................................      25,048,852       16,277,528         22,840,676         10,763,581



  The accompanying notes are an integral part of these consolidated financial statements

INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK
                                      ------------
                                  Shares        Amount     Additional    Deferred      Accumulated     Treasury Stock     TOTAL
                                  ------        ------     -----------   ---------     ------------    --------------     -----
                                                           Paid-in     Compensation       Deficit
                                                           --------    ------------       -------
                                                           Capital
                                                           -------
Issuance of common stock to
   founding stockholder in
   exchange for contributed
   assets....................  15,152,500     $15,153    $2,014,207      $       -     $         -    $         -     $ 2,029,360
Pre-acquisition transactions:
   Issuance of common stock
      for cash...............   2,337,500       2,338       403,987              -               -              -         406,325
   Issuance of common stock
      for services...........      10,000          10         6,990              -               -              -           7,000
   Conversion of convertible
      debentures.............     500,000         500       199,500              -               -              -         200,000
Reverse acquisition..........   2,010,738       2,010        98,944              -               -        (43,184)         57,770
Post-acquisition
   transactions:
   Issuance of common stock
      for cash...............     130,050         130        25,635              -               -              -          25,765
   Issuance of common stock
      for services...........     991,500         992        25,809              -               -              -          26,801
Net loss.....................           -           -             -              -        (612,214)             -        (612,214)
                               ----------      ------     ---------        -------       ---------         ------       ---------
   Balance, June 30, 1999....  21,132,288      21,133     2,775,072              -        (612,214)       (43,184)      2,140,807
                               ----------      ------     ---------        -------       ---------         ------       ---------
Exercise of common stock
   options...................     600,000         600       179,400              -               -              -         180,000
Issuance of common stock for
   cash......................   2,207,526       2,207     2,243,468              -               -              -       2,245,675
Issuance of common stock for
   services..................      51,500          51       215,706              -               -              -         215,757
Issuance of variable common
   stock option..............           -           -       375,000       (375,000)              -              -               -
Amortization of deferred
   compensation..............           -           -             -         10,400               -              -          10,400
Issuance of common stock for
   acquisitions net of
   redeemable common stock...     929,677         930     2,174,000              -               -              -       2,175,000
Change in assets
   distributable to
   stockholders..............           -           -        12,278              -               -              -          12,278
Net loss.....................           -           -             -              -      (1,525,787)             -      (1,525,787)
                               ----------      ------     ---------        -------       ---------         ------       ---------
  Balance, December 31,
   1999......................  24,920,991     $24,921    $7,974,994      $(364,600)    $(2,138,001)   $   (43,184)    $ 5,454,130
                               ----------      ------     ---------        -------       ---------         ------       ---------
Directors compensation
     (unaudited).............     125,000         125       551,047              -               -              -         551,172
Issuance of 1999 stock                                                                                                          -
   compensation
     (unaudited).............      33,042          33           (33)             -               -              -
Change in distributable
assets (unaudited)...........           -           -         8,444              -               -              -           8,444
Issuance of variable
   stock options
     (unaudited).............           -           -       376,208       (376,208)              -              -
Amortization of deferred
   compensation
     (unaudited).............           -           -             -         70,630               -              -          70,630
Net loss (unaudited).........           -           -             -              -      (1,782,765)             -      (1,782,765)
                               ----------      ------     ---------        -------       ---------         ------       ---------
   Balance March 31,
     2000 (unaudited)........  25,079,033     $25,079    $8,910,660      $(670,178)    $(3,920,766)   $   (43,184)    $ 4,301,611
                               ==========      ======     =========        =======       =========         ======       =========


  The accompanying notes are an integral part of these consolidated financial statements

     INTERNET LAW LIBRARY, INC. CONSOLIDATED STATEMENTS OF CASH FLOW

                                                         For the three    For the three   For the six months      From inception
                                                          months ended     months ended           ended         (November 30, 1998)
                                                         March 31, 2000   March 31, 1999    December 31, 1999    to June 30, 1999
                                                         --------------   ---------------   -----------------    -----------------
                                                           (unaudited)       (unaudited)                             (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $(1,782,765)         $(266,343)      $(1,525,787)             $(612,214)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Issuance of common stock for services...............      551,172             16,800           215,757                 29,300
     Amortization of deferred compensation...............       70,630                  -            10,400                      -
     Amortization and depreciation.......................      207,478             63,140           197,037                142,783
     Provision for doubtful accounts.....................       (1,038)                 -             5,534                      -
     Changes in:
        Due from stockholders............................            -             (1,130)           11,295                      -
        Accounts receivable..............................       15,340               (551)          (84,131)                (1,322)
        Other current assets.............................      (29,674)                 -            (3,284)                     -
        Accounts payable.................................      162,127             20,189            76,598                 49,000
        Accrued liabilities..............................       14,837                758            67,523                  4,891
        Deferred revenue.................................       (6,487)                 -            74,061                      -
                                                           -----------          ---------       -----------              ---------
           Net cash (used in) provided by operating
             activities..................................     (798,380)          (167,137)         (954,997)              (387,562)
                                                           -----------          ---------       -----------              ---------

CASH FLOWS FROM INVESTMENT ACTIVITIES:
  Proceeds from (additions to) short-term investments....      450,000                  -          (450,000)                     -
  Additions to database and development costs............   (3,433,531)           (87,842)       (1,033,363)              (101,050)
  Additions to furniture and equipment...................     (100,665)                 -           (65,570)               (23,401)
  Cash acquired in acquisitions..........................            -             90,275            35,166                 90,275
                                                           -----------          ---------       -----------              ---------
           Net cash used in investment activities........   (3,084,196)             2,433        (1,513,767)               (34,176)
                                                           -----------          ---------       -----------              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to (due from) affiliated company...................    3,071,258            (10,867)          269,004               (324,428)
  Proceeds from sale of debentures.......................            -                  -                 -                200,000
  Proceeds from (payments on) notes payable..............      900,000                  -          (202,000)               180,000
  Proceeds from exercise of stock options................            -                  -           180,000                      -
  Issuance of common stock...............................            -            275,528         2,245,675                420,795
                                                           -----------          ---------       -----------              ---------
           Net cash provided by financing activities.....    3,971,258            264,661         2,492,679                476,367
                                                           -----------          ---------       -----------              ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS................       88,682             99,957            23,915                 54,629
CASH AND CASH EQUIVALENTS, beginning of period...........       78,544                250            54,629                      -
                                                           -----------          ---------       -----------              ---------
CASH AND CASH EQUIVALENTS, end of period.................  $   167,226          $ 100,207       $    78,544              $  54,629
                                                           ===========          =========       ===========              =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................  $     1,275          $       -       $     6,693              $       -
  Conversion of convertible debenture to common stock....            -            200,000                 -                      -
  Non cash investing and financing transactions:
     Fair value of common stock issued for acquisitions..            -                  -       $ 2,300,000                      -

    The accompanying notes are an integral part of these consolidated financial statements

INTERNET LAW LIBRARY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Including Amounts Related to Unaudited Interim Periods

NOTE 1-BUSINESS:

         Internet Law Library, Inc. ("Internet Law"), a Delaware corporation, operates Internet sites providing subscription access to databases used for tracking pending legislation and for performing legal research through its wholly owned subsidiaries, National Law Library, Inc. ("National Law"), GoverNet Affairs, Inc. ("GoverNet"), and Brief Reporter LLC ("Brief Reporter"). The content of these databases consists primarily of federal and state case law, statutory law for certain states, legal briefs prepared by attorneys for trials in state and federal courts, litigation forms, articles and summaries and details of pending legislation at the state and federal levels used by attorneys, corporate management and other parties involved in litigation, legal planning and legislative undertakings. Interfacing with these databases are software retrieval engines that are owned by or licensed to Internet Law's operating subsidiaries.

         National Law was formed in November 1998 as a Texas corporation for the purpose of developing and marketing an Internet site to be used for legal research. Following its formation, National Law's then sole stockholder contributed to National Law all rights and interests in certain retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of National Law's common stock. In January 1999, National Law agreed in principle to be acquired by Internet Law in a transaction structured as a reverse acquisition. This reverse acquisition was accomplished through a one-for-one tax-free exchange of shares of common stock pursuant to an Agreement and Plan of Reorganization, dated March 25, 1999, as amended (the "Merger Agreement"), which became effective on March 30, 1999. Immediately following the reverse acquisition, Internet Law's stockholders voted to change the name of the company from Planet Resources, Inc. to Internet Law Library, Inc. See Note 3.

         While National Law has currently developed database content for all 50 states, it has primarily achieved its revenue growth since inception through sales in Texas, New York and Georgia. Consequently, Internet Law continues to face the challenge of successfully expanding the market for all of its products by further penetrating markets in existing states and implementing its business strategy in additional states. Internet Law's future success is dependent on many factors that include, among others, competition, technological changes, generating a sufficient subscriber base and sales volume to achieve and maintain profitability, hiring and retaining qualified personnel and obtaining sufficient financing to fund its stated business objectives.

         On May 11, 2000, Internet Law executed an intermediate financing agreement (see Note 12) for the sale of $3 million of convertible preferred stock. Additionally, with respect to notes payable (see Note 12) extended to Internet Law from its chief executive officer after December 31, 1999, the chief executive officer has provided a written commitment to Internet Law to provide forbearance and extend the due date on such notes, if to demand payment would impair Internet Law's ability to meet its other existing liabilities and commitments. This commitment is effective for notes between Internet Law and the chief executive officer with maturity dates through March 2001.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Basis of Presentation-These consolidated financial statements reflect the assets, liabilities, results of operations, and cash flows of the business conducted by Internet Law from its inception on November 30, 1998 to June 30, 1999 ("Inception to June 30, 1999"). In January 2000, Internet Law's Board of Directors approved a resolution changing the fiscal year end from June 30 to December 31. Accordingly, transition period financial statements for the six months ended December 31, 1999, have been included in these consolidated financial statements.

         Unaudited Interim Financial Statements-The accompanying consolidated balance sheet as of March 31, 2000, the consolidated statements of operations and cash flows for the three months ended March 31, 2000 and 1999, and the consolidated statement of stockholders' equity for the three months ended March 31, 2000, are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Results for the three months ended March 31, 2000, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.

         Restatement of Financial Statements-As further discussed in Note 4, Internet Law purchases database content from ITIS Inc. ("ITIS"), an affiliated company, which was controlled by the majority shareholder (also the chief executive officer) of Internet Law during the two periods ended December 31, 1999. As required by generally accepted accounting principles, transfers of assets between entities under common control must be accounted for using the cost basis of the transferor. Internet Law previously recorded the purchase of database content using the contracted rate between Internet Law and the affiliate. Accordingly, the database content balances previously reported as of June 30, 1999 have been revised in the accompanying balance sheet. Additionally, the database content balance as of December 31, 1999, reflects purchases for the six months ended December 31, 1999, at the cost basis of the affiliate, which represents a revision from the unaudited balances reported in Internet Law's quarterly report on Form 10-Q as of September 30, 1999. The effect of these revisions was to decrease the database content balance by $590,358 as of June 30, 1999, and to record the excess of payments to the affiliate over the cost basis of the database content received as due from affiliated company totaling $55,423 and $324,427 as of December 31 and June 30, 1999, respectively.

         Principles of Consolidation-The accompanying consolidated financial statements include the accounts of Internet Law and its wholly owned subsidiaries, National Law, GoverNet, Brief Reporter, and New Planet Resources, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

         Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

         Cash, Cash Equivalents and Short-term Investments-Internet Law considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Short-term investments are classified as "securities available for sale" and are reported at their fair value with accrued interest expense and income recorded when such securities are purchased and sold, respectively.

         Revenue Recognition-Revenues consist of subscription and other fees charged for access to Internet Law's databases. Fees are recognized ratably over the periods ranging from a single use to two years.

         Database and Development Costs-Database and development costs include content databases containing federal and state case law, statutory law, rules, pending legislation, and database and retrieval software. The capitalized value of a content database is determined from the cost of purchasing, verifying and installing the database for release to Internet customers. Once a case law database has been capitalized, the cost of updating the database with current case law is expensed. The cost of updating statutory law and pending legislation databases is capitalized.

         Internet Law applies SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The capitalized value of software is derived from programming expenses incurred directly in the application or development of the database and retrieval software.

         The Company uses the straight-line method to amortize the components of the content databases. Content and software development assets consist of the following:

                                                  Useful life        March 31, 2000        December 31, 1999     June 30, 1999
                                                  (in years)         --------------        -----------------     -------------
                                                  ----------          (unaudited)
   Content:
      Case and statutory law................             20          $5,613,032                 $2,184,257            $1,196,664
      Pending legislation...................              5               3,804                      3,804                     -
      Software development..................              8           1,056,342                  1,037,728               933,757
         Total..............................                          6,673,178                  3,225,789             2,130,421
   Less:  Accumulated amortization..........                           (362,013)                  (268,928)             (141,386)
                                                               ----------------        -------------------       ---------------
                                                                     $6,311,165                 $2,956,861            $1,989,035
                                                               ================        ===================       ===============

         Furniture and Equipment-Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over a five-year period. At December 31 and June 30, 1999, accumulated depreciation was $15,288 and $1,395, respectively.

         Acquired Intangible Assets-Intangible and other assets consist of values associated with goodwill and developed technologies, all acquired from the acquisition of GoverNet and Brief Reporter. Amortization of these intangibles is calculated on a straight-line basis over their respective useful lives.

         Internet Law has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

         Income Taxes-Internet Law accounts for income taxes in accordance with the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes reflect the impact of temporary differences between financial accounting and tax bases of assets and liabilities. Such differences relate primarily to the capitalization, amortization and write-off of certain intangibles, the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carry-forwards not yet utilized. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

         Stock-Based Compensation-Under SFAS No. 123, "Accounting for Stock-Based Compensation," Internet Law has elected the method that requires disclosure of stock-based compensation. Because of this election, Internet Law accounts for its employee stock-based compensation plan under Accounting Principles Board ("APB") Opinion No. 25 and the related interpretations. Accordingly, deferred compensation is recorded for stock-based compensation grants to employees based on the excess of the estimated fair value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation. If the exercise price of the stock-based compensation grant is equal to the estimated fair value of Internet Law's stock on the date of grant, no compensation expense is recorded. Additionally, for stock-based compensation grants to consultants, Internet Law recognizes as compensation expense the fair value of such grants as calculated pursuant to SFAS No. 123, recognized over the related service period.

         Net Loss Per Share-Basic net loss per share has been computed by dividing net loss by the weighted average number of shares outstanding. Shares of Internet Law outstanding at the time of the reverse acquisition have been treated as outstanding during the entire period, after adjustment for a 1 for 2 reverse stock split immediately preceding the reverse acquisition. Shares of National Law outstanding before the reverse acquisition have been included in weighted average shares outstanding since November 30, 1998, its date of inception. All options outstanding at December 31 and June 30, 1999, have not been included because they are anti-dilutive. Accordingly, basic and diluted net loss per share is the same for all periods presented.

NOTE 3-REVERSE ACQUISITION:

         On March 30, 1999, Internet Law (then Planet Resources, Inc.) and National Law completed a reorganization under the terms of the Merger Agreement. Under this agreement, National Law's stockholders exchanged all of their issued and outstanding shares of common stock, consisting of 18 million shares, for a like amount of new shares of common stock to be issued by Internet Law. In contemplation of the merger, Internet Law's original stockholders agreed to a 1 for 2 reverse stock split which resulted in two million issued and outstanding shares of common stock immediately prior to the merger. These shares are to be retained by Internet Law's original stockholders. In addition, under an Agreement and Plan of Distribution dated March 25, 1999 (the "Distribution Agreement"), Internet Law is obligated to distribute certain assets consisting of cash and mining assets to its original stockholders. At December 31, 1999, and June 30, 1999, these assets totaled $30,235 and $42,515, respectively. Also pursuant to the Distribution Agreement, Internet Law formed a subsidiary for the purpose of effecting this asset distribution. Two million shares of this subsidiary's common stock is to be distributed to Internet Law's original stockholders once the subsidiary completes a registration of these shares with the Securities and Exchange Commission. Once these shares are registered and can be distributed, Internet Law will transfer the cash and mining assets to the subsidiary.

         At the time of the reverse acquisition, Internet Law's authorized shares of common stock were 10 million. The terms of the Merger Agreement required that Internet Law's stockholders approve an amendment to its articles of incorporation that would increase the authorized shares to 30 million and change the name of the company to Internet Law Library, Inc. Internet Law's stockholders approved such an amendment on March 31, 1999, but it was not filed with the Secretary of State of Delaware until July 8, 1999. Because it was the intent of the parties to the Merger Agreement and because the parties completed the reverse acquisition as contemplated in the Merger Agreement, Internet Law's financial statements for the period from Inception to June 30, 1999, have been prepared on the basis that Internet Law was able to issue up to 30 million shares of common stock as of March 31, 1999.

         Internet Law has accounted for the reverse acquisition under the purchase method of accounting, whereby National Law is treated as the accounting acquirer and Internet Law as the acquired entity. Using this method, the retained deficit of Internet Law as of the acquisition date and the par value of National Law's common stock were closed to Internet Law's additional paid-in capital. This accounting reflects the intent of the parties, specifically, that National Law as an operating entity acquired Internet Law in order to implement a capital development program from which both Internet Law's original stockholders and its new stockholders expect to benefit.

         Shown below is a reconciliation of balances in Internet Law's stockholders' equity accounts from June 30, 1998, through the date of the reverse acquisition:

                                        Shares Issued   Common Stock   Additional        Retained     Treasury Stock      Total
                                        -------------   ------------   -----------       ---------    --------------      -----
                                                                     Paid-in Capital      Deficit
                                                                     ---------------      -------
Balances at June 30, 1998..........       1,605,147        $1,605        $252,184        $(92,249)      $(43,184)        $118,356
Sale of shares to an existing
   stockholder.....................       2,394,853         2,395          57,460               -              -           59,855
Reverse 1 for 2 stock split........      (2,000,000)       (2,000)          2,000               -              -                -
Net loss through the reverse
   acquisition date................                             -               -        (120,441)             -         (120,441)
Balances, as of the reverse             ------------    ----------   ------------       ---------     -----------        ---------
   acquisition date................       2,000,000        $2,000        $311,644       $(212,690)      $(43,184)         $57,770
                                        ============    ==========   ============       ==========    ===========        =========

NOTE 4-TRANSACTIONS WITH AFFILIATED COMPANY:

         The content and software development assets of National Law were sold to it by an individual who is now the Chairman of the Board, Chief Executive Officer, President and its largest stockholder (the "CEO of Internet Law"). Until January 2000, the CEO of Internet Law was also the controlling stockholder of ITIS, a Texas corporation formed in 1994 for the purpose of developing software to be used in the area of litigation support. ITIS has provided a variety of services to National Law as set forth below:

         1. In December 1998, National Law and ITIS entered into a continuing service agreement under which ITIS provides database content to National Law. Under the terms of this agreement, ITIS provides National Law with data files containing case law and statutes as are in the public domain together with coding and proprietary editing services covering these data files. Under the agreement, National Law is obligated for a three-year period to provide ITIS with minimum orders for data files containing an aggregate of 750 million characters per month. However, pricing under this agreement is to reflect market prices for comparable work, and National may select another vendor should ITIS' prices not be competitive. During the six months ended December 31, 1999, and during the period from Inception to June 30, 1999, National Law paid charges totaling $987,594 and $101,052 respectively representing costs incurred by ITIS for data files created by ITIS for National Law.

              Upon the divestiture of the CEO's controlling interest in ITIS in January 2000, and through the date of acquisition of ITIS (see
              Note 12) National Law recorded purchases of database content from ITIS in accordance with the contractual rate between ITIS and National Law. The effective rate recorded by National Law during its period under common control with ITIS is substantially less than the contractual rate. During the three months ended March 31, 2000, National Law purchased $3,428,774 of case law content from ITIS, including $260,930 purchased at ITIS' estimated cost and $3,167,844 purchased at the contractual rate of $0.65 per 1,000 characters of data.

         2. Effective in March 1999, National Law and ITIS operated under a management and financial services agreement under which ITIS provides accounting, staffing, and procurement services and office space to National Law. In addition, ITIS is entitled to charge a $3,600 monthly management fee under the agreement. During the six months ended December 31, 1999, and during the period from Inception to June 30, 1999, charges totaling $342,800 and $298,800, respectively, representing costs incurred by ITIS to provide these services were billed to National Law under this agreement; and

         3. Effective in December 1998, National Law entered into an agreement with ITIS to receive software development and consulting services for its database and retrieval software. During the six months ended December 31, 1999, charges totaling $34,600 were incurred by National Law under this agreement.

         In the aggregate, at December 31, 1999 and June 30, 1999, National Law prepaid $55,423 and $324,427, respectively, to ITIS under the foregoing agreements. National Law owed ITIS an aggregate $3,015,835 at March 31, 2000, under various agreements, primarily from database content purchases.

         Effective in November 1998, National Law and the CEO of Internet Law entered into a personal service contract covering executive services, marketing and business development, public relations and general management. The agreement was terminated on July 1, 1999, when the CEO of Internet Law became a salaried officer of Internet Law, on which date National Law owed $40,440 to the CEO of Internet Law. During the six months ended December 31, 1999, Internet Law remitted this amount, together with reimbursable out-of-pocket expenditures totaling $8,384, to the CEO of Internet Law.

NOTE 5-ACQUISITIONS:

GoverNet

         In November 1999, Internet Law acquired GoverNet, a Georgia corporation, which owns and operates an Internet site and connected databases that provide subscribers with a tracking and monitoring system for legislation pending before federal and state legislatures. Internet Law issued 446,352 shares of common stock in exchange for all the outstanding stock of GoverNet. The total purchase price of $1,341,400, includes the estimated fair value of common stock issued of $1.3 million, $22,000 of promissory notes payable to two stockholders, and $19,400 of other debt. The acquisition was accounted for under the purchase method of accounting. Pending the results of an independent appraisal, Internet Law's preliminary allocation to intangible assets includes $1,271,854 to developed technology. The results of operations of GoverNet and the fair value of the tangible and intangible assets acquired and liabilities assumed have been included in Internet Law's consolidated financial statements as of the acquisition date.

         In addition, options to purchase 320,000 shares of Internet Law's common stock were granted to the former stockholders of GoverNet. These stock options are exercisable over a five-year period beginning on August 31, 2000, provided certain revenue and earnings targets are achieved in each of the three years ended August 2002. The options are subject to an exercise price of $2.94 per share.

Brief Reporter

         In December 1999, Internet Law acquired Brief Reporter, a Virginia limited liability company, which owns and operates an Internet site and connected databases containing appellate briefs written by attorneys for important cases in all federal and state jurisdictions. Internet Law issued 483,325 shares of common stock in exchange for all of the members' interests of Brief Reporter. The total purchase price of $1,000,000 consists of the estimated fair value of the common stock issued by Internet Law. The acquisition was accounted for under the purchase method of accounting and resulted in $960,206 of the purchase price being allocated to intangible assets. Pending the results of an independent appraisal, Internet Law's preliminary allocation to intangible assets includes $250,000 to developed technology, $225,700 to legal brief content, and $484,506 to goodwill. The results of operations of Brief Reporter and the fair value of the tangible and intangible assets acquired and liabilities assumed have been included in Internet Law's consolidated financial statements as of the acquisition date.

         Under the terms of the acquisition agreement with Brief Reporter, these former owners of Brief Reporter may have up to 25 percent of their shares of Internet Law's common stock registered in a public offering prior to July 1, 2000, provided there is such an offering and the registration of their shares is not detrimental to the offering. If there is no public offering or if none of these shares are registered in such an offering, then Internet Law is obligated to repurchase an aggregate of $125,000 worth of these shares at a then prevailing market price. As this contingency is outside the control of Internet Law, $125,000 has been reflected as redeemable common stock in the accompanying balance sheet at December 31, 1999.

         The following unaudited pro forma financial information for the six months ended December 31, 1999, and for the period from Inception to June 30, 1999, assumes the acquisitions of GoverNet and Brief Reporter had occurred on November 30, 1998, the date of Internet Law's inception:

                                                             Six months ended       Inception to
                                                             -----------------      -------------
                                                             December 31, 1999      June 30, 1999
                                                             -----------------      -------------
     Revenues...........................................         $   265,424          $   110,387

     Net loss...........................................         $(2,000,462)         $(1,127,502)

     Loss per share.....................................         $     (0.08)         $     (0.10)

NOTE 6-INTANGIBLE ASSETS:

         Intangible assets as of December 31, 1999, consist of the following:

                                                                               Estimated Useful
                                                                               ----------------
                                                                               lives (in years)
                                                                               ----------------
     Developed technology....................................................           5        $1,521,854
     Content-legal briefs....................................................          20           225,700
     Goodwill................................................................           5           484,506
                                                                                                 ----------
           Subtotal..........................................................                     2,232,060

     Less:  Accumulated amortization.........................................                       (55,602)
                                                                                                 ----------
           Total.............................................................                    $2,176,458
                                                                                                 ==========

NOTE 7-NOTES PAYABLE:

     In June 1999, Internet Law executed a demand promissory note in the amount of $180,000 payable to a third party. The note was subject to an annual interest rate of 10 percent, and was paid in full in October 1999. During the six months ended December 31, 1999, the Company recognized interest expense of $5,200 related to this note.

     In November 1999, with the acquisition of GoverNet, Internet Law assumed two promissory notes made to two former stockholders of GoverNet totaling $22,000. These notes, one for $15,000 dated in October 1999 and one for $7,000 dated in November 1999, were both subject to an annual interest rate of prime plus four percent. Internet Law paid both notes in full in December 1999.

NOTE 8-INCOME TAXES:

     Internet Law has had losses since inception and, therefore, has not been subject to federal income taxes. As of December 31, 1999, Internet Law had accumulated net operating loss ("NOL") carryforward for income tax purposes of approximately $1.7 million. These carryforwards begin to expire in 2018. The Tax Reform Act of 1986 provided for an annual limitation on the use of NOL and tax credit carryforwards following certain ownership changes that limit Internet Law's ability to utilize these carryforwards. Additionally, because U.S. tax laws limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities, Internet Law may not be able to take full advantage of its NOL and tax credits for federal income tax purposes. Since Internet Law has had a net operating loss carry forward since inception and there is no assurance of future taxable income, a valuation allowance has been established to fully offset the deferred tax assets.

     Significant components of Internet Law's net deferred tax asset at December 31 and June 30, 1999 are as follows:

Deferred tax assets relating to:                                                               December 31        June 30
--------------------------------                                                               -----------       ---------
Federal net operating loss carryforwards..................................................      $ 582,000        $ 256,000
Book/tax differences on depreciable, amortizable and other assets.........................         20,400           17,300
Deferred revenue..........................................................................         28,000                -
Restricted stock..........................................................................         76,500                -
Deferred tax valuation allowance..........................................................       (706,900)        (273,300)
                                                                                                ---------        ---------
Net deferred tax asset...................................................................       $       -        $       -
                                                                                                =========        =========

     The Company's statutory tax rate differs from the effective tax rate primarily from the effect of non-deductible expenses and the increase in the deferred tax valuation allowance.

NOTE 9-COMMITMENTS AND CONTINGENCIES:

Lease for Office Space

     Effective in July 2000, Internet Law is committed to making monthly payments of at least $6,200 under a lease agreement for office space that expires in June 2004. If Internet Law is not successful in maintaining existing sub-leasing arrangements with a third party tenant, this monthly obligation may increase to approximately $18,600 beginning in July 2000. In addition, GoverNet Affairs leases office space pursuant to a lease agreement requiring monthly payments of approximately $3,300 through December 2001.

Employment Contracts

     Internet Law has signed various employment and consulting agreements with certain officers and a third party advisor. At December 31, 1999, under these agreements, Internet Law is obligated to pay $250,000 per year through 2002, and thereafter $150,000 per year through 2004. In January 2000, Internet Law executed two additional three-year employment agreements requiring aggregate annual payments of approximately $140,000 per year.

Litigation

     In September 1999, Loislaw.com, Inc. ("Lois") filed a lawsuit in the District Court of Harris County, Texas, 11th Judicial District (Case No. 1999-45563), against Internet Law, National Law and ITIS ("Defendants"). Lois, a competitor of National Law, alleged that ITIS breached an agreement between Lois and ITIS by allegedly providing certain materials to National Law for use on National Law's web site. The suit seeks, among other things, to enjoin National Law from using such material, certain unspecified actual damages for alleged loss of market value and alleged loss of profits. In October 1999, Defendants answered the lawsuit with general and special denials of Lois' claims. At the same time, discovery procedures were commenced and Lois and Defendants filed responses to one another's discovery requests. The trial judge has assigned a trial date in October 2000. Management of Internet Law believes the suit has no merit, and intends to continue vigorously defending the case.

     Internet Law is subject to various other claims, either asserted or unasserted, arising in the normal course of business. Management believes that the outcome of any or all of these claims will not have a material effect on the consolidated financial position or results of operations of Internet Law.

NOTE 10-COMMON STOCK:

     Since inception, Internet Law has sold unregistered shares of its common stock to a number of investors pursuant to Regulation D of the Securities Act of 1933, as amended. During the six months ended December 31, 1999, 2,207,526 shares were sold for an average price of $1.02 per share for net cash proceeds of $2,245,675, after commissions totaling $42,250. During the period from Inception to June 30, 1999, Internet Law sold 2,467,550 shares for an average price of $0.18 per share resulting in cash proceeds of $432,090.

     During the six months ended December 31, 1999, Internet Law issued 51,500 shares of common stock for services rendered. Additionally, in December 1999, Internet Law approved a bonus to various employees and two board members for services rendered in 1999. The bonus consisted of 33,042 aggregate shares of common stock, which were issued in January 2000. The aggregate value of the award, totaling $105,404, has been recorded to compensation expense and additional paid-in capital as of December 31, 1999. Since the common shares were not issued until January 2000, no par value has been recorded as of December 31, 1999. Also in December 1999, the Board of Directors approved outside directors' compensation in the form of annual awards of 25,000 shares of the Company's common stock issuable to each outside director at the beginning of each calendar year. In March 2000, Internet Law issued a total of 125,000 shares of its common stock, valued at $551,200, to its outside directors.

     In February 2000, Internet Law's stockholders approved an amendment to the certificate of incorporation increasing the number of authorized shares of preferred and common stock. Pursuant to this amendment, shares of authorized preferred stock were increased from 1,000,000 shares to 50,000,000, and shares of authorized common stock were increased from 30,000,000 shares to 100,000,000 shares.

NOTE 11-STOCK OPTIONS:

     On March 26, 1999, the Board of Directors and the majority stockholders of the Company adopted the 1999 Stock Option Plan for Internet Law (the "Plan"). Under the Plan, the Compensation Committee of the Board of Directors, consisting of at least two non-employee members of the Board of Directors, may grant stock options to purchase common stock of Internet Law (either incentive or non-qualified stock options) and stock appreciation rights ("SARs") to officers and employees, including directors who are employees, of Internet Law. The Compensation Committee has discretion to determine the terms and conditions upon which the options may be exercised. Originally, the stockholders approved 300,000 shares of common stock for the grant of options under the Plan, subject to anti-dilution provisions. In February 2000, the stockholders approved a resolution increasing this number to 3,000,000 shares.

     On March 26, 1999, the Board of Directors and the majority stockholders approved the 1999 Director Option Plan (the "Director Plan"). The Director Plan provides for automatic grants of stock options to non-employee directors. Internet Law has reserved 200,000 shares of common stock for the grant of options under the Director Plan, subject to anti-dilution adjustments. Through December 31, 1999, no options were awarded or granted under either the Plan or the Director Plan.

     Internet Law granted certain stock options outside both the Plan and the Director Plan during the six months ended December 31, 1999, and during the period from Inception to June 30, 1999, as summarized below:

                                                                 Six months ended                 Inception to June 30, 1999
                                                                 December 31, 1999                --------------------------
                                                                 -----------------
                                                         Weighted Average        Number of       Weighted Average      Number of
                                                         ----------------        ---------       ----------------      ---------
                                                          Exercise Price          Shares          Exercise Price         Shares
                                                          --------------          ------          --------------         ------
Options outstanding, beginning of period...........          $2.24               3,300,000            $   -                    -
Options granted....................................           2.93                 645,000             2.24            3,300,000
Options cancelled..................................              -                       -                -                    -
Options exercised..................................           0.30                (600,000)               -                    -
                                                                                ----------                             ---------
Options outstanding, end of period.................          $2.72               3,345,000            $2.24            3,300,000
                                                                                ==========                             =========
Options exercisable, end of period.................          $3.00               2,250,000            $3.00            2,250,000
                                                                                ==========                             =========

         Other information regarding stock options outstanding as of December 31, 1999 is as follows:

                                        Options Outstanding                               Options Exercisable
                                        -------------------                               -------------------
  Range of Exercise        Shares       Remaining Life        Weighted Average         Shares        Weighted Average
  -----------------        ------       ---------------       -----------------        ------        ----------------
        price                               (Years)            Exercise price                         Exercise price
        -----                               -------            --------------                         --------------
          $1.00            450,000            4.25                  $1.00                    -              $   -
      $2.12 - $3.00      2,895,000         0.6 - 9.3                $2.99            2,250,000              $3.00
                         ---------                                                   ---------
                         3,345,000                                                   2,250,000
                         =========                                                   =========

     In January 1999, as partial consideration for arranging Internet Law's acquisition of National Law, options were awarded to a consulting firm for the purchase of 600,000 shares of common stock at an exercise price of $.30 per share. The estimated fair value of these options was immaterial. These options were exercisable for a period of ten days following the first day on which the quoted market price of the Internet Law's common stock reached a price of $1.10 per share. Effective in April 1999, this option agreement was amended to extend the exercise period from ten days to anytime on or before December 31, 1999. The estimated fair market value incrementally provided to the consulting firm as a result of changing the measurement date of this stock option was approximately $12,500, which amount was not recorded due to its immateriality. Pursuant to this award, as amended, two blocks of options, each for 300,000 shares, were exercised in July 1999 and December 1999.

     In April 1999, the Board of Directors granted an option for 1,000,000 shares of common stock to a stockholder as an incentive for this person to join the Board. This individual subsequently became a member of the Board of Directors in August 1999. Both of these options were fully vested at the grant date and may be exercised in whole or in part at any time for a period of 10 years at an exercise price of $3.00 per share.

     During December 1999, Internet Law granted stock options for the purchase of an aggregate of 300,000 shares of common stock which are classified as a variable award. Pursuant to APB Opinion No. 25, the initial compensation expense related to these options was calculated based on the difference between the market price of the underlying common stock on the grant date and the exercise price of the option. The charge is recognized ratably over the expected service period related to the variable award. Additionally, a periodic adjustment to deferred compensation and related compensation expense is computed at the end of each reporting period based on the difference between the then current market price and the exercise price less previously recognized compensation expense. In January 2000, Internet Law granted two officers variable option awards for an aggregate of 105,000 shares of common stock subject to terms similar to the above described variable option.

     Had the compensation cost for all stock options been determined under the alternative method under SFAS No. 123, Internet Law's net loss for the periods ended December 31, 1999 and June 30, 1999, would have changed to the following pro forma amounts:

                                                                   Six months ended       Inception to
                                                                   -----------------      -------------
                                                                   December 31, 1999      June 30, 1999
                                                                   -----------------      -------------
     Net loss:
        As reported........................................           $1,525,787            $  612,214
        Pro forma..........................................           $2,402,795            $3,129,707
     Basic and diluted net loss per share:
        As reported........................................           $     0.07            $     0.06
        Pro forma..........................................           $     0.11            $     0.39

     For the pro forma disclosures, the fair value of each option grant is estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: no expected dividends, risk-free interest rate of six percent, price volatility between 75% and 92% for the six months ended December 31, 1999, and between 118% and 287% for the period Inception to June 30, 1999, and expected lives between 10 and 0.5 years.

NOTE 12-SUBSEQUENT EVENTS:

Promissory Notes Payable

     During the period from January 1 to April 30, 2000, Internet Law borrowed a total of $1,400,000 from the CEO of Internet Law to fund working capital requirements. These borrowings are evidenced by ten unsecured promissory notes, each bearing an annual interest rate of 11.75% and payable in full with accrued interest after six months. The CEO has further committed that should the Company need to extend the maturity of the note, he has agreed to do so. In no event would he require payment prior to March 31, 2001, if to do so would prevent the Company from paying its other obligations on a timely basis.

Acquisition of ITIS

     On March 23, the Company's Board of Directors approved the purchase of ITIS subject to certain final reviews and negotiations that were concluded on April 30, 2000. According to the terms of a Stock Exchange Agreement, effective April 30, 2000, the Company exchanged 5,044,903 shares of its common stock, of which all were unregistered shares. The closing price of Internet Law's common stock at April 28, 2000 was $4.25 per share.

     Since National Law's inception on November 30, 1998, ITIS has served as its sole vendor of new case law content while also providing to National Law various executive, sales, production, and administrative services. During the period from National Law's inception to December 31, 1999, Mr. Carr was the sole stockholder of ITIS. Then, during the three months ended March 31, 2000, Mr. Carr sold or otherwise conveyed for cash approximately 92% of his stock in ITIS to various individuals and entities, some of whom are either directors or officers of Internet Law or are entities controlled by directors of the Company. Of the 5,044,903 shares issued to ITIS' stockholders, 1,721,003 shares were issued to five directors of the Company or their beneficiaries and 328,300 shares were issued to four officers of Internet Law.

     The acquisition will be accounted for under the purchase method of accounting and is expected to result in the purchase price being allocated to tangible assets, specific intangible assets such as trademarks, developed technology, and experienced workforce and goodwill. Pending the results of an independent appraisal, the ultimate value assigned to the consideration given for ITIS and the value received is presently undeterminable. Considering the unregistered nature of the shares conveyed, the limited trading activity of Internet Law's common stock, the closely held nature of ITIS, and the significant related party activity between the entities and their shareholders, a significant discount from the traded price of Internet Law at April 28, 2000 is likely. Internet Law has preliminarily estimated this value at approximately $12.5 million, which would result in intangible assets of approximately $9.5 million. The following unaudited pro forma financial information for the six months ended December 31, 1999, and for the period from Inception to June 30, 1999, assumes the acquisition of ITIS had occurred on November 30, 1998, the date of Internet Law's inception. The pro forma financial information is preliminary, pending the final results of the previously discussed appraisal:

                                                                           Six months              Inception
                                                                              ended                    to
                                                                        December 31, 1999        June 30, 1999
                                                                        -----------------        -------------
     Revenues.....................................................       $   479,000             $   983,000
     Net loss.....................................................       $(3,039,000)            $(1,302,000)

     Loss per share...............................................       $     (0.11)            $     (0.08)

Intermediate Financing Agreement

     On May 11, 2000, Internet Law entered into an intermediate financing agreement with a private capital fund, and privately placed 300 shares of 5% Series A Convertible Preferred Stock for $3 million. This preferred stock is convertible into shares of Internet Law's common stock at any time after August 8, 2000, based on a price equal to the lesser of (i) $3.2375, or (ii) 80% of the average of the three lowest closing bid prices during a 20-day trading period prior to the date of conversion. Internet Law is entitled to redeem the convertible preferred stock at a cash price equal to 120% of the issue price, provided there is an effective registration statement for the underlying shares of common stock. As part of this financing agreement, Internet Law has agreed to issue a five-year warrant to the investor for the purchase of 500,000 shares of its common stock at an exercise price of $3.56 per share. Additionally, the Company agreed to issue a five-year warrant to a third party for the purchase of 200,000 common shares at an exercise price of $3.3994 per share, and pay $100,000 as a commission related to this financing arrangement.

     Internet Law is obligated to register with the SEC shares of its common stock that will be sufficient to satisfy any conversion, warrant exercise, and dividend requirements under the terms of this financing agreement. If the Company does not file a registration statement with the SEC by June 18, 2000, and if the registration statement is not declared effective by the SEC on or prior to September 8, 2000, then Internet Law must pay $90,000 to the investor as liquidated damages, and must additionally pay $90,000 for every month thereafter that these deadlines are missed. The convertible preferred stock purchased by the investor is also subject to mandatory redemption by Internet Law upon the occurrence of a change in control or other certain events.

                               6,454,975 Shares



                          INTERNET LAW LIBRARY, INC.



                                   Shares of
                                 Common Stock




                             --------------------

                                  PROSPECTUS

                             --------------------


         You should rely only on the information contained in this document or in documents that we have referred you to. We have not authorized anyone to provide you with information that is different.

         This prospectus is not an offer to sell or a solicitation of an offer to buy any security other than the common shares offered. This prospectus is not an offer to sell or a solicitation or an offer to buy securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.



                               June _____, 2000

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Shown below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered in this prospectus. With the exception of the Securities and Exchange Commission registration fee the amounts shown below are estimates:

Securities and Exchange Commission registration fee...............................               $3,196
                                                                                          -----------------
Printing expenses.................................................................               $4,000
                                                                                          -----------------
Legal fees and expenses                                                                         $50,000
                                                                                         -----------------
Accounting fees and expenses......................................................             $ 20,000
                                                                                         -----------------
Transfer agent and registrar fees.................................................                 $500
                                                                                         -----------------
Miscellaneous.....................................................................               $1,500

TOTAL.............................................................................    $          79,196
                                                                                      -----------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

         Further, Section 145(c) of the DGCL provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Section 145(f) of the DGCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the bylaws or indemnification agreements. Article XIV of our Certificate of Incorporation provides for the indemnification of our officers and directors to substantially the same extent permitted by the DGCL.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit. The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

         The Registrant's Certificate of Incorporation contains a provision eliminating the personal liability of a director from breaches of fiduciary duty, subject to the exceptions described above.

         (b) The Registrant has entered into Indemnity Agreements with certain of its directors and officers that establish contract rights to indemnification substantially similar to the rights to indemnification provided for in its Certificate of Incorporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         During the last three years, we have issued unregistered shares of our common stock in the following transactions:

1. Pursuant to the agreement and plan of reorganization, each share of National Law common stock was exchanged for one share of our unregistered common stock.

2.   In March 1999, we issued and sold 2,394,184 shares of our common stock, to
     A. W. Dugan, our former Chairman of the Board of Directors and President, and, currently, a significant stockholder of us, for $59,855.

3. In April 1999, we issued and sold 15,000 shares of common stock to Chuck Dunbar, for $150.

4. In April 1999, we issued and sold 25,000 shares of common stock to Joanna Hoover for $10,000.

5. In April 1999, we issued and sold 15,000 shares of common stock to D.H. Westmoreland, for $150.

6. In May 1999, we issued and sold 15,000 shares of common stock to Joanna Hoover, for $150.

7. In May 1999, we issued and sold 15,000 shares of common stock to Bryan Gentle for $15,000.

8. In May 1999, we issued and sold 15,000 shares of common stock to Rich Nommensen for $150.

9. In May 1999, we issued and sold 15,000 shares of common stock to Tina Williams for $150.

10. In June 1999, we issued and sold 15,000 shares of common stock to Joe H. Reynolds for $15.

11. In June 1999, we issued and sold 50 shares of common stock to Ekat Tcherkassova for $.05.

12. June 1999, we issued and sold 1,500 shares of common stock to Rhea Laws as consideration for a conference table that we valued at $4,500.

13 In June 1999, we issued and sold 10,000 shares of common stock to Robert Bolton as consideration for consulting services valued at $12,500.

14. In August 1999, we issued and sold 8,000 shares of common stock to Bill and Neta Brewer for $11,200.

15.  In July 1999, we issued and sold 13,334 shares of common stock to Michael
     G. Tompkins for $20,000.

16. In July 1999, we issued and sold 1,500 shares of common stock to Michael G. Tompkins for consulting services valued at $3,000.

17. In July 1999, we issued and sold 20,000 shares of common stock to Robert Sarlay for $200.

18.  In August 1999, we issued and sold 8,000 shares of common stock to Morris
     H. Chapman for $10,000.

19. In August 1999, we issued and sold 20,000 shares of common stock to Gene D. Wright for $29,000.

20. In August 1999, we issued and sold 6,667 shares of common stock to Devon Kirk for $10,000.

21. In August 1999, we issued and sold 10,000 shares of common stock to Perry Auguston for $15,000.

22. In August 1999, we issued and sold 40,000 shares of common stock to J. Michael Duncan for $60,000.

23. In August 1999, we issued and sold 10,000 shares of common stock to Bill and Neta Brewer for $15,000.

24. In August 1999, we issued and sold 25,000 shares of common stock to Carol Ann Wilson for $25.

25. In August 1999, we issued and sold 6,667 shares of common stock to J. Lance Byrns for $10,000.

26. In August 1999, we issued and sold 5,000 shares of common stock to L. Stanley Coffee for $7,000.

27. In August 1999, we issued and sold 7,143 shares of common stock to R. David Cullum for $10,000.

28. In August 1999, we issued and sold 6,667 shares of common stock to Paul W. Ledbetter for $10,000.

29. In August 1999, we issued and sold 14,286 shares of common stock to Mike R. O'Meara for $20,000.

30. In August 1999, we issued and sold 21,429 shares of common stock to Robert Peoples for $30,000.

31.  In August 1999, we issued and sold 6,667 shares of common stock to Ronald
     E. Stedman for $10,000.

32. In August 1999, we issued and sold 16,666 shares of common stock to Les T. Csorba for $25,000.

33.  In August 1999, we issued and sold 6,667 shares of common stock to Kenneth
     C. Peterson for $10,000.

34.  In August 1999, we issued and sold 7,000 shares of common stock to Walter
     E. Whitehead for $10,500.

35. In September 1999, we issued and sold 20,000 shares of common stock to Bryan L. Goolsby for $30,000.

36. In September 1999, we issued and sold 50,000 shares of common stock to W. Allyn Hoagland for $50,000.

37. In September 1999, we issued and sold 500,000 shares of common stock to Jack I. Tompkins for $500,000.

38. In September 1999, we issued and sold 6,667 shares of common stock to Mildred Holeman for $10,000.

39. In September 1999, we issued and sold 6,667 shares of common stock to Kelly Auguston for $10,000.

40. In September 1999, we issued and sold 25,000 shares of common stock to Thomas D. & Carolyn D. Kirker for $35,000.

41. In September 1999, we issued and sold 50,000 shares of common stock to First York Partners Inc. for legal services valued at $20,000.

42. In September 1999, we issued and sold 25,000 shares of common stock to George L. Ball for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

43. In September 1999, we issued and sold 75,000 shares of common stock to Morton A. Cohn for $75,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

44. In September 1999, we issued and sold 100,000 shares of common stock to John E. Drury for $100,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

45.   In September 1999, we issued and sold 25,000 shares of common stock to Ben
      T. Morris for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

46. In September 1999, we issued and sold 25,000 shares of common stock to John I. Mundy for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

47. In September 1999, we issued and sold 25,000 shares of common stock to Christine M. Sanders for $25,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

48. In September 1999, we issued and sold 125,000 shares of common stock to Don A. Sanders for $125,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

49. In September 1999, we issued and sold 100,000 shares of common stock to Katherine U. Sanders for $100,000. A commission equal to five percent of the cash proceeds was paid to Sanders Morris Mundy, Inc. in connection with this transaction.

50. In October 1999, we issued and sold 125,000 shares of common stock to Fernhill Holdings for $125,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

51. In October 1999, we issued and sold 110,000 shares of common stock to Hedy Frisch for $110,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

52.   In October 1999, we issued and sold 110,000 shares of common stock to Jay
      A. Smith for $110,000. A commission equal to five percent of the cash proceeds was paid to Jay A. Smith in connection with this transaction.

53. In October 1999, we issued and sold 495,000 shares of common stock to Plaza Investment Corp., Ltd. for $495,000.

54. In November 1999, we issued 137,942 shares of common stock, par value $.001, to Charles E. Bowen, Jr. in exchange for his shares of GoverNet Affairs, valued at $401,756.

55. In November 1999, we issued 8,422 shares of common stock to John R. Marsh in exchange for his shares of GoverNet Affairs, valued at $24,529.

56. In November 1999, we issued 299,988 shares of common stock to Ronald W. Hogan in exchange for his shares of GoverNet Affairs, valued at $873,565.

57. In December 1999, we issued 180,280 shares of common stock to David P. Harriman in exchange for his shares of Brief Reporter, valued at $373,000.

58. In December 1999, we issued 180,280 shares of common stock to Andrew Wyszkowski in exchange for his shares of Brief Reporter valued at $373,000.

59. In December 1999, we issued 79,265 shares of common stock to Eugene Meyung in exchange for his shares of Brief Reporter valued at $163,999.

60. In December 1999, we issued 33,833 shares of common stock to Suzanne Meyung in exchange for her shares of Brief Reporter valued at $70,001.

61. In December 1999, we issued 9,997 shares of common stock to Christina Brown in exchange for her shares of Brief Reporter valued at $20,001.

62. In January 2000, we awarded and issued 25,000 shares of common stock to Eugene A. Cernan for his service as an outside director on the Company's Board.

63. In January 2000, we awarded and issued 25,000 shares of common stock to Joe H. Reynolds for his service as an outside director on the Company's Board.

64. In January 2000, we awarded and issued 25,000 shares of common stock to George A. Roberts for his service as an outside director on the Company's Board.

65. In January 2000, we awarded and issued 25,000 shares of common stock to W. Paul Thayer for his service as an outside director on the Company's Board.

66. In January 2000, we awarded and issued 25,000 shares of common stock to Jack I. Tompkins for his service as an outside director on the Company's Board.

67. In May 2000, we issued 1,000,000 shares of our common stock to TCA Investment in exchange for its shares of ITIS valued at $3,502,000.

68. In May 2000, we issued 750,000 shares of our common stock to Thayer Investment Co. in exchange for its shares of ITIS valued at $2,626,500.

69. In May 2000, we issued 500,000 shares of our common stock to Kelley V. Kirker in exchange for his shares of ITIS valued at $1,751,000.

70. In May 2000, we issued 300,000 shares of our common stock to Homer E. Young in exchange for his shares of ITIS valued at $1,050,600.

71. In May 2000, we issued 250,000 shares of our common stock to Franklin C. Fisher in exchange for his shares of ITIS valued at $1,030,000.

72. In May 2000, we issued 250,000 shares of our common stock to Michael J. Hluchanek in exchange for his shares of ITIS valued at $875,500.

73. In May 2000, we issued 250,000 shares of our common stock to George A. Roberts, Trustee in exchange for his shares of ITIS valued at $875,500.

74. In May 2000, we issued 250,000 shares of our common stock to Steven L. Tebo in exchange for his shares of ITIS valued at $1,030,000.

75. In May 2000, we issued 200,000 shares of our common stock to Belmont Equities in exchange for its shares of ITIS valued at $700,400.

76. In May 2000, we issued 196,003 shares of our common stock to Hunter M. A. Carr in exchange for his shares of ITIS valued at $686,403.

77. In May 2000, we issued 180,000 shares of our common stock to International Fluid Dynamics in exchange for its shares of ITIS valued at $630,360.

78. In May 2000, we issued 150,000 shares of our common stock to Donald H. Kellam in exchange for his shares of ITIS valued at $525,300.

79. In May 2000, we issued 150,000 shares of our common stock to Edward P. Stevens in exchange for his shares of ITIS valued at $525,300.

80. In May 2000, we issued 125,000 shares of our common stock to Donald Zwernemann, Nominee in exchange for his shares of ITIS valued at $437,750.

81. In May 2000, we issued 50,000 shares of our common stock to J. Michael Duncan, M.D. in exchange for his shares of ITIS valued at $175,100.

82. In May 2000, we issued 50,000 shares of our common stock to Nommensen & Williams in exchange for its shares of ITIS valued at $175,100.

83. In May 2000, we issued 50,000 shares of our common stock to Tim Thomas in exchange for his shares of ITIS valued at $175,100.

84. In May 2000, we issued 25,000 shares of our common stock to Eugene A. Cernan in exchange for his shares of ITIS valued at $87,550.

85. In May 2000, we issued 25,000 shares of our common stock to Alan Gugenheim in exchange for his shares of ITIS valued at $87,550.

86. In May 2000, we issued 25,000 shares of our common stock to David P. Harriman in exchange for his shares of ITIS valued at $87,550.

87. In May 2000, we issued 25,000 shares of our common stock to W. B. Rae in exchange for his shares of ITIS valued at $87,550.

88. In May 2000, we issued 25,000 shares of our common stock to Donald W. Sapaugh in exchange for his shares of ITIS valued at $87,550.

89. In May 2000, we issued 25,000 shares of our common stock to Southerland Group in exchange for its shares of ITIS valued at $87,550.

90. In May 2000, we issued 22,500 shares of our common stock to Esmerian, Inc. in exchange for its shares of ITIS valued at $78,795.

91. In May 2000, we issued 20,100 shares of our common stock to Ramona Anderson in exchange for her shares of ITIS valued at $70,390.

92. In May 2000, we issued 18,000 shares of our common stock to Morris H. Chapman in exchange for its shares of ITIS valued at $63,036.

93. In May 2000, we issued 15,000 shares of our common stock to Bobby Forshe in exchange for his shares of ITIS valued at $52,530.

94. In May 2000, we issued 15,000 shares of our common stock to Jimmy Langham, Jr. in exchange for his shares of ITIS valued at $52,530.

95. In May 2000, we issued 15,000 shares of our common stock to Paul Ledbetter in exchange for his shares of ITIS valued at $52,530.

96. In May 2000, we issued 13,000 shares of our common stock to Ronald W. Vickers in exchange for his shares of ITIS valued at $45,526.

97. In May 2000, we issued 10,000 shares of our common stock to Damaris Gore in exchange for her shares of ITIS valued at $35,020.

98. In May 2000, we issued 10,000 shares of our common stock to Debbie L. Levy in exchange for her shares of ITIS valued at $35,020.

99. In May 2000, we issued 10,000 shares of our common stock to Marie Anne Shultz in exchange for her shares of ITIS valued at $35,020.

100. In May 2000, we issued 9,000 shares of our common stock to James I. Dunn in exchange for his shares of ITIS valued at $31,518.

101. In May 2000, we issued 5,000 shares of our common stock to Eric Brauel in exchange for its shares of ITIS valued at $17,510.

102. In May 2000, we issued 5,000 shares of our common stock to Murray Fogler in exchange for his shares of ITIS valued at $17,510.

103. In May 2000, we issued 5,000 shares of our common stock to Robert M. Peoples in exchange for his shares of ITIS valued at $17,510.

104. In May 2000, we issued 5,000 shares of our common stock to Jack & Alaine Reid in exchange for their shares of ITIS valued at $17,510.

105. In May 2000, we issued 4,000 shares of our common stock to K. Charles Peterson in exchange for his shares of ITIS valued at $14,008.

106. In May 2000, we issued 3,500 shares of our common stock to Donna Kennedy in exchange for her shares of ITIS valued at $12,257.

107. In May 2000, we issued 3,300 shares of our common stock to Robert Sarlay in exchange for his shares of ITIS valued at $11,557.

108. In May 2000, we issued 2,000 shares of our common stock to Ed Junell in exchange for his shares of ITIS valued at $7,004.

109. In May 2000, we issued 1,500 shares of our common stock to Tim Von Kennel in exchange for her shares of ITIS valued at $5,253.

110. In May 2000, we issued 1,000 shares of our common stock to Vaughn Pederson in exchange for his shares of ITIS valued at $3,502.

111. In May 2000, we issued 500 shares of our common stock to John R. DeBusk in exchange for his shares of ITIS valued at $1,751.

112. In May 2000, we issued 500 shares of our common stock to Fred J. Ramski in exchange for his shares of ITIS valued at $1,751.

113. In June 2000, we issued 21,825 shares of our common stock to Value Plus Marketing Inc. as a fee for services valued at $60,018.

      During the last three years, we have also issued the following other unregistered securities:

114. In March 1999, we issued warrants (subject to various vesting requirements) to Jonathan Gilchrist to purchase 450,000 shares of our common stock at an exercise price of $1.00 per share in exchange for services provided to us.

115. In April 1999, we issued options to Hunter M.A. Carr to purchase 1,250,000 shares of our common stock at an exercise price of $3.00 per share in exchange for services provided to us.

116. In April 1999, we issued options to Jack Tompkins to purchase 1,000,000 shares of our common stock at an exercise price of $3.00 per share in exchange for services rendered as a board member.

117. In July 1999, we issued options (subject to certain vesting requirements) to Tony Schor to purchase 25,000 shares of our common stock at an exercise price of $2.12 per share in exchange for services provided to us.

118. In November 1999, we issued options (subject to certain vesting requirements) to Ronald W. Hogan to purchase 166,250 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

119. In November 1999, we issued options (subject to certain vesting requirements) to Charles E. Bowen to purchase 78,750 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

120. In November 1999, we issued options (subject to certain vesting requirements) to John R. Marsh to purchase 75,000 shares of our common stock at an exercise price of $2.94 per share in connection with the GoverNet Affairs acquisition.

121. In December 1999, we issued options (subject to certain vesting requirements) to David P. Harriman to purchase 300,000 shares of our common stock at an exercise price of $3.00 per share in connection with the Brief Reporter acquisition.

122. In January 2000, we issued options (subject to certain vesting requirements) to Jeffrey P. Coughter to purchase 60,000 shares of our common stock at an exercise price of $3.75 per share in connection with the Brief Reporter acquisition.

123. In January 2000, we issued options (subject to certain vesting requirements) to Robert E. Anderson to purchase 45,000 shares of our common stock at an exercise price of $5.19 per share in connection with the Brief Reporter acquisition.

124. In February 2000, we issued options (subject to certain vesting requirements) to Brad Kellam to purchase 25,000 shares of our common stock at an exercise price of $2.40 per share in exchange for services provided to us.

125. In May 2000, we issued options (subject to certain vesting requirements) to Donald E. Selby to purchase 7,568 shares of our common stock at an exercise price of $4.625 per share in exchange for services provided to us.

126. In May 2000, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $3.56 per share to Cootes Drive LLC in connection with a $3,000,000 investment in us and the negotiation of a $25,000,000 equity line.

127. In May 2000, we issued 300 shares of our Series A Convertible Preferred Stock to Cootes Drive LLC for $3,000,000.

128. In May 2000, we issued warrants to Aspen Capital Partners, Inc. to purchase 200,000 shares of our common stock at an exercise price of $3.3994 per share as partial payment of a fee in connection with the Cootes Drive financing transaction.

      Except as noted in paragraphs numbered 42 to 52 above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

    ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE


Exhibit    Description
-------    -----------
Number
------

     2.1 Agreement and Plan of Reorganization dated March 25, 1999, between Planet Resources, National Law and the stockholders of National (incorporated by reference to Exhibit A to Company's Form 8-K filed on April 2, 1999).

     2.2 First Amendment to Agreement and Plan of Reorganization dated as of March 30, 1999, between Planet Resources, National Law and the stockholders of National Law (incorporated by reference to Exhibit
         2.2 to Company's Form 10-K filed on October 13, 1999).

     2.3 Agreement and Plan of Distribution dated as of March 25, 1999, between Planet Resources, New Planet Resources, Inc. and National Law (incorporated by reference to Annex B to Company's Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed on April 19, 1999).

     2.4 Contract for Sale of Stock, dated November 8, 1999, by and between John R. Marsh, Ronald W. Hogan, and Charles E. Bowen, Jr., as Sellers, and the Company, as Buyer (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed on November 30, 1999).

     2.5 Option Agreement to Purchase Stock, dated November 8, 1999, by and between the Company, as Seller, and Ronald W. Hogan, as Optionee (incorporated by reference to Exhibit 2.2 to the Company's Form 8-K filed on November 30, 1999).

     2.6 Option Agreement to Purchase Stock, dated November 8, 1999, by and between the Company, as Seller, and Charles E. Bowen, Jr., as Optionee (incorporated by reference to Exhibit 2.3 to the Company's Form 8-K filed on November 30, 1999).

     2.7 Option Agreement to Purchase Stock, dated November 8, 1999, by and between the Company, as Seller, and John R. Marsh, as Optionee (incorporated by reference to Exhibit 2.4 to the Company's Form 8-K filed on November 30, 1999).

     2.8 Contract of Sale, dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown, as Sellers, and the Company, as Buyer (incorporated by reference to Exhibit 2.7 to the Company's Form 8-K filed December 23, 1999).

     2.9 Stock Exchange Agreement by and among the Company and the Shareholders of ITIS relating to the acquisition of all of the outstanding stock of ITIS, dated April 30, 2000 (incorporated by reference to Exhibit 2.9 to Company's Form 10-K/A filed on May 24,
         2000).

     3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Annex A of the Company's Definitive Proxy Statement on Schedule 14A filed on January 31,
         2000).

     3.2 Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to Company's Form 10-K filed on October 13, 1999).

     3.3 Certificate of Designation for the Company's 5% Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Company's Form 10-K/A filed on May 24, 2000).

    5.1+ Opinion of Locke Liddell & Sapp, dated June 16, 2000.

    10.1 Stock Option Agreement between the Company and Hunter M.A. Carr (incorporated by reference to Exhibit D to Schedule 13D filed on October 12, 1999, by Hunter M.A. Carr).

    10.2 Stock Option Agreement between the Company and Jack I. Tompkins (incorporated by reference to Exhibit D to Schedule 13D filed on October 12, 1999, by Jack I. Tompkins).

    10.3 Consulting Agreement between National Law and Castle Development, Ltd. (incorporated by reference to Exhibit 4(A) to Company's Registration Statement on Form S-8 filed on April 2, 1999).

    10.4 Continuing Service Agreement between National Law and ITIS, effective December 1, 1998 (incorporated by reference to Exhibit
         10.4 to the Company's Form 10-K filed on October 13, 1999).

    10.5 Management and Financial Services Agreement between National Law and ITIS, effective March 1, 1999 (incorporated by reference to Exhibit
         10.5 to the Company's Form 10-K filed on October 13, 1999).

    10.6 Software Development and Consulting Agreement between National Law and ITIS, dated March 24, 1999 (incorporated by reference to Exhibit
         10.6 to the Company's Form 10-K filed on October 13, 1999).

Exhibit    Description
-------    -----------
Number
------

    10.7 Option Agreement to Purchase Stock, effective March 30, 1999, by and between the Company and Jonathan Gilchrist (incorporated by reference to Exhibit 10.7 to the Company's Form 10-K filed on October 13, 1999).

    10.8 Planet Resources 1999 Stock Option Plan (incorporated by reference to
         Exhibit 10.1 to Company's Form 10-K/A filed on October 28, 1999).

    10.9 Planet Resources Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to Company's Form 10-K/A filed on October 28,
         1999).

   10.10 New Planet Resources, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Company's Form 10-K/A filed on October 28,
         1999).

   10.11 Planet Resources 1999 Director Option Plan (incorporated by reference to Exhibit 10.4 to Company's Form 10-K/A filed on October 28, 1999).

   10.12 Consulting and Option Agreement by and between ITIS, Frank Fisher and Steve Tebo, dated January 22, 2000, as amended (incorporated by reference to Exhibit 10.12 to Company's Form 10-K/A filed on May 24,
         2000).

   10.13 Convertible Preferred Stock Purchase Agreement by and among the Company and Cootes Drive LLC, dated May 11, 2000 (incorporated by reference to
         Exhibit 10.13 to Company's Form 10-K/A filed on May 24, 2000).

   10.14 Warrant to purchase 500,000 shares of the Company's common stock issued to Cootes Drive LLC, dated May 11, 2000 (incorporated by reference to
         Exhibit 10.14 to Company's Form 10-K/A filed on May 24, 2000).

   10.15 Registration Rights Agreement by and among the Company and Cootes Drive LLC, dated May 11, 2000 (incorporated by reference to Exhibit 10.15 to Company's Form 10-K/A filed on May 24, 2000).

   10.16 Warrant to purchase 200,000 shares of the Company's common stock issued to Aspen Capital Partners, Inc., dated May 19, 2000 (incorporated by reference to Exhibit 10.16 to Company's Form 10-K/A filed on May 24,
         2000).

    16.1 Letter, dated April 5, 2000, from Harper & Pearson Company to the Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Company's Form 8-K/A filed on April 5, 2000).

     21+ Subsidiaries of the Company.

   23.1+ Consent of Arthur Andersen, LLP, dated June 12, 2000.

   23.2+ Consent of Harper & Pearson Company, dated June 15, 2000.

     24+ Power of Attorney (included on signature page).

      27 Financial Data Schedule for the six-month transition period from July
         1, 1999, to December 31, 1999 (incorporated by reference to Exhibit 27 to Company's Form 10-K/A filed on May 24, 2000).

      ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies hat it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on June 16, 2000.




                                                /s/ Hunter M.A. Carr
                                                --------------------------------
                                                Hunter M.A. Carr
                                                Chief Executive Officer

Power Of Attorney

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and constitutes Hunter M.A. Carr and Malcolm F. McNeill, and each of them singly, his true and lawful attorneys-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign this registration statement, any and all amendments thereto (including post-effective amendments) with all exhibits thereto, other documents in connection therewith, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto, and file the same with any schedules or exhibits with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


     Hunter M.A. Carr              /s/ Hunter M.A. Carr                                                June 16, 2000
                                   -----------------------------------------------------
                                   President, Chief Executive Officer, and Chairman
                                   (Principal Executive Officer)

     Eugene A. Cernan              /s/ Eugene A. Cernan                                                June 13, 2000
                                   -----------------------------------------------------
                                   Director

     Kelley V. Kirker              /s/ Kelly V. Kirker                                                 June 15, 2000
                                   -----------------------------------------------------
                                   Director

     George A. Roberts             /s/ George A. Roberts                                               June 13, 2000
                                   -----------------------------------------------------
                                   Director

     W. Paul Thayer                /s/ W. Paul Thayer                                                  June 13, 2000
                                   -----------------------------------------------------
                                   Director

     Joanna Hoover                 /s/ Joanna Hoover                                                   June 15, 2000
                                   -----------------------------------------------------
                                   Chief Financial Officer
                                   (Principal Financial and Accounting Officer)